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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-240157

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

0.450% Notes due 2029	€600,000,000	99.624%	€597,744,000	$78,491.42

Guarantees of 0.450% Notes due 2029	(2)	(2)	(2)	(3)

0.950% Notes due 2033	€650,000,000	99.572%	€647,218,000	$84,987.99

Guarantees of 0.950% Notes due 2033	(2)	(2)	(2)	(3)

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, based upon the April 20, 2021 closing Euro/U.S. exchange rate of €1/U.S.$1.2036, as reported by Bloomberg.

(2)
No separate consideration will be received for the guarantees.

(3)
Pursuant to Rule 457(n) under the Securities Act of 1933, no separate filing fee is required for the guarantees.

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 29, 2020)

€1,250,000,000

€600,000,000 0.450% Notes due 2029

€650,000,000 0.950% Notes due 2033

           We will pay interest on the 0.450% Notes due 2029 (the "Sustainability Notes") annually in arrears on May 4 of each year, commencing May 4, 2022. The Sustainability Notes will bear interest at a rate of 0.450% per year and will mature on May 4, 2029, unless previously redeemed as described below.

           We will pay interest on the 0.950% Notes due 2033 (the "2033 Notes" and together with the Sustainability Notes, the "notes") annually in arrears on May 4 of each year, commencing May 4, 2022. The 2033 Notes will bear interest at a rate of 0.950% per year and will mature on May 4, 2033, unless previously redeemed as described below.

           We may redeem a series of notes in whole or in part at any time at the applicable redemption prices described under "Description of the Notes—Optional Redemption." In addition, we may redeem a series of notes in whole but not in part at any time, if certain events occur involving changes in United States taxation, at the applicable redemption prices described under "Description of the Notes—Redemption for Tax Reasons." We may also redeem a series of notes under the circumstances described under "Description of the Notes—Redemption for Reason of Minimal Outstanding Amount." The notes will not have the benefit of a sinking fund. If a change of control repurchase event occurs with respect to a series of notes as described in this prospectus supplement, except to the extent we have exercised our right to redeem such notes, we will be required to offer to each holder of the notes of such series to repurchase all or any part of that holder's notes at a repurchase price in cash equal to 101% of the principal amount of such notes repurchased plus any accrued and unpaid interest on such notes repurchased to, but not including, the repurchase date.

           The notes will be unsecured and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be fully and unconditionally guaranteed by our subsidiary guarantors named in this prospectus supplement. The notes will be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

           We intend to use an amount equal to the net proceeds from the offering of the Sustainability Notes to fund or refinance a portfolio of Eligible Projects as described under "Use of Proceeds." Pending the allocation of an amount equal to the net proceeds from the offering of the Sustainability Notes to Eligible Projects, we intend to temporarily use such net proceeds to fund the redemption of our 3.400% notes due 2022, 0.700% notes due 2022, 2.625% notes due 2022, 1.000% notes due 2023, 2.700% notes due 2023, 4.000% notes due 2024, 3.200% notes due 2025, 3.800% notes due 2025 and 3.300% notes due 2027.

           Investing in these notes involves risks that are described in the "Risk Factors" sections of our Annual Report on Form 10-K for the fiscal year ended May 31, 2020 (the "Annual Report"), our Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 2020, November 30, 2020 and February 28, 2021 (the "Quarterly Reports") and beginning on page S-7 of this prospectus supplement.

	Per Sustainability Note	Total	Per 2033 Note	Total

Public offering price(1)	99.624%	€597,744,000	99.572%	€647,218,000

Underwriting discount	0.400%	€2,400,000	0.550%	€3,575,000

Proceeds (before expenses) to FedEx Corporation(1)	99.224%	€595,344,000	99.022%	€643,643,000

(1)
Plus accrued interest, if any, from May 4, 2021, if settlement occurs after that date.

           We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. We expect listing of the notes on the New York Stock Exchange to occur within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

           Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           We expect that the notes will be ready for delivery in book-entry form only through the facilities of Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V. as operator of the Euroclear System, on or about May 4, 2021, which is the tenth London business day following the date of this prospectus supplement.

           We are also offering, by means of a separate prospectus supplement, $1,750,000,000 aggregate principal amount of one or more series of U.S. dollar-denominated notes (together, the "U.S. dollar notes"). Neither this offering nor the offering of the U.S. dollar notes will be subject to completion of the other offering.

Joint Book-Running Managers

ING	Mizuho Securities
BNP PARIBAS	Wells Fargo Securities

Co-Managers

BofA Securities	Citigroup	Deutsche Bank
Goldman Sachs & Co. LLC	HSBC	J.P. Morgan
Morgan Stanley	Scotiabank	Truist Securities

CastleOak Securities, L.P.	Siebert Williams Shank

The date of this prospectus supplement is April 20, 2021.

 Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS

        This document consists of two parts. The first part is this prospectus supplement, which contains the specific terms of this offering of notes. The second part is the accompanying prospectus dated July 29, 2020, which provides more general information about securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement and the information incorporated by reference in this prospectus supplement also adds to, updates and, where applicable, modifies and supersedes information contained or incorporated by reference in the accompanying prospectus. If information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference therein, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will, to the extent inconsistent therewith, supersede the information in the accompanying prospectus.

        We and the underwriters have not authorized any person to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of the respective dates of such information. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

        References in this prospectus supplement and the accompanying prospectus to "we," "us," "our" and "FedEx" are to FedEx Corporation. References in this prospectus supplement and the accompanying prospectus to "$" and "U.S. dollars" are to the currency of the United States. References to "€" and "euro" in this prospectus supplement are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles in the United States.

        In connection with the issue of the notes, ING Bank N.V. (the "Stabilizing Manager") (or persons acting on behalf of the Stabilizing Manager) may over-allot notes or effect transactions which stabilize or maintain the market prices of the notes at levels which might not otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules. See "Underwriting."

Notice to Prospective Investors in the European Economic Area

        The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area ("EEA"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the "Insurance Distribution Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as

S-ii

amended, the "Prospectus Regulation"). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

        The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom ("UK"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 ("EUWA"); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 ("FSMA") and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the "UK Prospectus Regulation"). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the "UK PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared, and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation.

        This prospectus supplement, the accompanying prospectus and any other material in relation to the notes described herein are being distributed only to, and are directed only at, persons outside the United Kingdom or, if in the United Kingdom, persons who are "qualified investors" (as defined in the UK Prospectus Regulation) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Order"), or (ii) high-net-worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as "Relevant Persons." The notes are only available to, and any investment activity or invitation, offer or agreement to subscribe for, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons. This prospectus supplement, the accompanying prospectus and their contents should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents. The notes are not being offered to the public in the United Kingdom.

Forward-Looking Statements

        Certain statements in this prospectus supplement are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and

S-iii

Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to our financial condition, results of operations, cash flows, plans, objectives, future performance and business. Forward-looking statements include those preceded by, followed by or that include the words "will," "may," "could," "would," "should," "believes," "expects," "anticipates," "plans," "estimates," "targets," "projects," "intends" or similar expressions. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated (expressed or implied) by such forward-looking statements, such as statements relating to management's views with respect to future events and financial performance and underlying assumptions. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the negative impacts of the COVID-19 pandemic; economic conditions in the global markets in which we operate; anti-trade measures and additional changes in international trade policies and relations; a significant data breach or other disruption to our technology infrastructure; our ability to successfully integrate the businesses and operations of Federal Express Corporation ("FedEx Express") and TNT Express in the expected time frame and at the expected cost and to achieve the expected benefits from the combined businesses; our ability to successfully implement our FedEx Express workforce reduction plan in Europe; our ability to continue to transform and optimize the FedEx Express international business, particularly in Europe; our ability to successfully implement our business strategy, effectively respond to changes in market dynamics and achieve the anticipated benefits and associated cost savings of such strategies and actions; the future rate of e-commerce growth and our ability to successfully expand our e-commerce services portfolio; damage to our reputation or loss of brand equity; the impact of the United Kingdom's withdrawal from the European Union and the terms of their future trading relationship; the timeline for recovery of passenger airline cargo capacity; changes in fuel prices or currency exchange rates; our ability to match capacity to shifting volume levels; the impact of intense competition; evolving or new U.S. domestic or international government regulation or regulatory actions; future guidance, regulations, interpretations, challenges or judicial decisions related to our tax positions; our ability to effectively operate, integrate, leverage and grow acquired businesses, including ShopRunner, Inc.; legal challenges or changes related to service providers engaged by FedEx Ground Package System, Inc. and the drivers providing services on their behalf; an increase in self-insurance accruals and expenses; disruptions or modifications in service by, or changes in the business or financial soundness of, the U.S. Postal Service; the impact of any international conflicts or terrorist activities; our ability to quickly and effectively restore operations following adverse weather or a localized disaster or disturbance in a key geography; our ability to achieve our goal of carbon-neutral operations by 2040; constraints, volatility or disruption in the capital markets and our ability to obtain financing; and other factors which can be found in FedEx's and its subsidiaries' press releases and FedEx's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake or assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

S-iv

SUMMARY

        The following summary highlights selected information about FedEx and this offering. This summary may not contain all the information that may be important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

FedEx Corporation

        FedEx provides a broad portfolio of transportation, e-commerce and business services through companies competing collectively, operating collaboratively and innovating digitally, under the respected FedEx brand. These companies are included in the following reportable business segments:

  •
  FedEx Express:  Federal Express Corporation ("FedEx Express"), including TNT Express, is the world's largest express transportation company, offering time-definite delivery to more than 220 countries and territories, connecting markets that comprise more than 99% of the world's gross domestic product.

  •
  FedEx Ground:  FedEx Ground Package System, Inc. ("FedEx Ground") is a leading North American provider of small-package ground delivery services. FedEx Ground provides low-cost, day-certain service to any business address in the U.S. and Canada, as well as residential delivery to 100% of U.S. residences through its FedEx Home Delivery service. FedEx Ground Economy is a FedEx Ground service that specializes in the consolidation and delivery of high volumes of low-weight, less time-sensitive business-to-consumer packages.

  •
  FedEx Freight:  FedEx Freight Corporation ("FedEx Freight") is a leading North American provider of less-than-truckload freight services across all lengths of haul, offering: FedEx Freight Priority, when speed is critical to meet a customer's supply chain needs; FedEx Freight Economy, when a customer can trade time for cost savings; and FedEx Freight Direct, a service to meet the needs of the growing e-commerce market for delivery of heavy, bulky products to or through the door for residences and businesses. FedEx Freight also offers freight delivery service to most points in Puerto Rico and the U.S. Virgin Islands.

  •
  FedEx Services:  FedEx Corporate Services, Inc. ("FedEx Services") provides sales, marketing, information technology, communications, customer service, technical support, billing and collection services, and certain back-office functions that support our transportation segments.

        The FedEx Office and Print Services, Inc. ("FedEx Office") operating segment provides document and business services and retail access to our package transportation businesses. Additionally, the FedEx Logistics, Inc. operating segment provides integrated supply chain management solutions, specialty transportation, customs brokerage and global ocean and air freight forwarding.

        For a description of our business, financial condition, liquidity, results of operations and other important information regarding us, see our filings with the Securities and Exchange Commission (the "SEC") incorporated by reference in this prospectus supplement and the accompanying prospectus. For instructions on how to find copies of our filings incorporated by reference in this prospectus supplement and the accompanying prospectus, see "Where You Can Find More Information" below.

        The mailing address of our principal executive offices is 942 South Shady Grove Road, Memphis, Tennessee 38120. Our main telephone number is (901) 818-7500.

        The address of our website is fedex.com. The information on our website is not incorporated by reference in, and does not form a part of, this prospectus supplement or the accompanying prospectus.

 THE OFFERING

Issuer	FedEx Corporation
Securities Offered	€600,000,000 aggregate principal amount of 0.450% Notes due 2029.
€650,000,000 aggregate principal amount of 0.950% Notes due 2033.
Maturity	The Sustainability Notes will mature on May 4, 2029, unless they are redeemed prior to that date.
The 2033 Notes will mature on May 4, 2033, unless they are redeemed prior to that date.
See "—Optional Redemption" and "—Redemption for Tax Reasons" below.
Interest	Interest on the Sustainability Notes will accrue at the rate of 0.450% per year, payable annually in arrears on May 4 of each year, commencing May 4, 2022.
Interest on the 2033 Notes will accrue at the rate of 0.950% per year, payable annually in arrears on of May 4 each year, commencing May 4, 2022.
Optional Redemption
A series of notes may be redeemed, at our option, in whole or in part at any time at the applicable redemption prices described under "Description of the Notes—Optional Redemption." The notes will not have the benefit of a sinking fund.
Redemption for Tax Reasons
A series of notes may be redeemed in whole but not in part at any time, if certain events occur involving changes in United States taxation, at the applicable redemption price described under "Description of the Notes—Redemption for Tax Reasons."
Redemption for Reason of Minimal Outstanding Amount
In the event that we have purchased notes of a series equal to or greater than 80% of the aggregate principal amount of notes of such series initially issued, we may redeem, in whole, but not in part, the remaining notes of such series at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with accrued and unpaid interest on those notes to, but not including, the date fixed for redemption.

Additional Amounts	We will, subject to certain exceptions and limitations, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment of principal of and interest on the notes to a holder who is not a United States person (as defined herein), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable. See "Description of the Notes—Payment of Additional Amounts."
Change of Control Repurchase Event
If a Change of Control Repurchase Event (as defined herein) occurs with respect to a series of notes, except to the extent we have exercised our right to redeem such notes, we will be required to offer to each holder of the notes of such series to repurchase all or any part of that holder's notes at a repurchase price in cash equal to 101% of the principal amount of such notes repurchased plus any accrued and unpaid interest on such notes repurchased to, but not including, the repurchase date. See "Description of the Notes—Change of Control Repurchase Event."
Ranking	The notes will be unsecured and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness.
Subsidiary Guarantors	FedEx Express, FedEx Ground, FedEx Freight, FedEx Freight, Inc., FedEx Services, FedEx Office, Federal Express Europe, Inc., Federal Express Holdings S.A., LLC and Federal Express International, Inc.
Guarantees
The subsidiary guarantors will fully and unconditionally guarantee payment of principal of and premium and additional amounts, if any, and interest on the notes. The guarantees will rank equally with all other existing and future unsecured and unsubordinated obligations of the subsidiary guarantors.
Further Issues	We may issue additional notes of any series from time to time after this offering without the consent of holders of notes.
Use of Proceeds	We estimate that the net proceeds of this offering will be approximately €1,236,797,000, after deducting the underwriting discounts and other expenses related to this offering.

We intend to use the net proceeds from the offering of the 2033 Notes, together with the net proceeds from the offering of the U.S. dollar notes, and existing cash and cash equivalents, for the redemption in full of the $500 million aggregate principal amount outstanding of our 3.400% notes due 2022, the €640 million aggregate principal amount outstanding of our 0.700% notes due 2022, the $500 million aggregate principal amount outstanding of our 2.625% notes due 2022, the €750 million aggregate principal amount outstanding of our 1.000% notes due 2023, the $250 million aggregate principal amount outstanding of our 2.700% notes due 2023, the $750 million aggregate principal amount outstanding of our 4.000% notes due 2024, the $700 million aggregate principal amount outstanding of our 3.200% notes due 2025, the $1.0 billion aggregate principal amount outstanding of our 3.800% notes due 2025 and the $450 million aggregate principal amount outstanding of our 3.300% notes due 2027, in each case including accrued and unpaid interest and any make-whole premium thereon. Pending such use, we may invest the net proceeds in short-term investments, including cash, cash equivalents and/or marketable securities. Any remaining net proceeds will be used for general corporate purposes.

We intend to use an amount equal to the net proceeds from the offering of the Sustainability Notes to fund or refinance a portfolio of Eligible Projects as described under "Use of Proceeds." Pending the allocation of an amount equal to the net proceeds from the offering of the Sustainability Notes to Eligible Projects, we intend to temporarily use such net proceeds to fund the redemption of our 3.400% notes due 2022, 0.700% notes due 2022, 2.625% notes due 2022, 1.000% notes due 2023, 2.700% notes due 2023, 4.000% notes due 2024, 3.200% notes due 2025, 3.800% notes due 2025 and 3.300% notes due 2027 as described above. See "Use of Proceeds."

Certain of the underwriters and/or their affiliates may hold positions in our 3.400% notes due 2022, 0.700% notes due 2022, 2.625% notes due 2022, 1.000% notes due 2023, 2.700% notes due 2023, 4.000% notes due 2024, 3.200% notes due 2025, 3.800% notes due 2025 and 3.300% notes due 2027, and therefore may receive a portion of such proceeds upon such repayment.

Book-Entry Form	The notes will be issued in fully registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes of each series will be represented by one or more permanent global notes that will be deposited with a common depositary and will be registered in the name of the nominee of the common depositary for the accounts of Clearstream Banking, société anonyme ("Clearstream"), and Euroclear Bank S.A./N.V. ("Euroclear"). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in Clearstream or Euroclear, and these beneficial interests may not be exchanged for certificated notes, except in limited circumstances. See "Description of the Notes—Book-Entry Procedures" in this prospectus supplement.
Trading
We intend to apply to list the notes on the New York Stock Exchange ("NYSE"). The listing application will be subject to approval by the NYSE. We expect listing of the notes on the NYSE to occur within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Currently, there is no public market for the notes. We have been advised by certain of the underwriters that they intend to make a market in each series of notes, but the underwriters are not obligated to do so and may discontinue market-making with respect to any series of notes at any time without notice. See "Underwriting" in this prospectus supplement for more information about possible market-making by the underwriters.
Currency of Payments
All payments of interest on and the principal of the notes and any redemption price for, or additional amounts as described under "Description of the Notes—Payment of Additional Amounts," if any, with respect to, the notes will be made in euro. If we are unable to obtain euro in amounts sufficient to make a required payment under the notes due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments will be made in U.S. dollars until the euro is again available to us or so used. See "Description of the Notes—Issuance in Euro."
Paying Agent	Elavon Financial Services DAC, UK Branch.
Transfer Agent and Registrar	U.S. Bank National Association.
Trustee	Wells Fargo Bank, National Association.

Common Code	Sustainability Notes: 233725293
2033 Notes: 233725331
ISIN	Sustainability Notes: XS2337252931
2033 Notes: XS2337253319
CUSIP	Sustainability Notes: 31428X CB0
2033 Notes: 31428X CC8
Risk Factors	Investing in the notes involves risks that are described in the "Risk Factors" sections of our Annual Report, our Quarterly Reports and beginning on page S-7 of this prospectus supplement.
Additional Offering
We are also offering, by means of a separate prospectus supplement, the U.S. dollar notes. Neither this offering nor the offering of the U.S. dollar notes will be subject to completion of the other offering. We intend to use the net proceeds from the offering of the U.S. dollar notes, if completed, together with the net proceeds from the offering of the Sustainability Notes and the 2033 Notes (pending the allocation of an amount equal to the net proceeds from the offering of the Sustainability Notes to Eligible Projects) and existing cash and cash equivalents, for the redemption of existing indebtedness as described in "Use of Proceeds."

RISK FACTORS

        Investing in the notes involves risks. In connection with any investment in the notes, you should consider carefully (i) the factors identified in the "Risk Factors" sections of our Annual Report, (ii) the factors identified in the "Risk Factors" section of our Quarterly Reports, (iii) the factors set forth below related to the notes, and (iv) the other information set forth elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to the Notes

Holders of the notes will receive payments solely in euro except under the limited circumstances provided herein

        All payments of interest on and the principal of the notes and any redemption price for, or additional amounts with respect to, the notes will be made in euro except under the limited circumstances provided herein. See "Description of the Notes—Issuance in Euro." We, the underwriters, the trustee and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of such notes in converting, payments of interest, principal, any redemption price or any additional amount in euro made with respect to such notes into U.S. dollars or any other currency.

The economic and political impacts of the United Kingdom's departure from the European Union could adversely affect the value of the notes

        The United Kingdom left the European Union ("EU") on January 31, 2020 ("Brexit"). The United Kingdom's membership of the EU single market ended on December 31, 2020. On December 24, 2020, the United Kingdom and the EU announced that they had struck a new bilateral trade and cooperation deal governing the future relationship between the United Kingdom and the EU (the "EU-UK Trade and Cooperation Agreement"), which was formally approved by the 27 member states of the EU on December 29, 2020. The EU-UK Trade and Cooperation Agreement was formally approved by the UK Parliament on December 30, 2020 but has yet to be formally ratified by the EU Parliament. The EU-UK Trade and Cooperation Agreement has applied provisionally since January 1, 2021.

        The EU-UK Trade and Cooperation Agreement provides clarity in respect of the intended shape of the future relationship between the United Kingdom and the EU and some detailed matters of trade and cooperation. However, there remain unavoidable uncertainties related to Brexit, including the long-term impact of the EU-UK Trade and Cooperation Agreement on businesses in the EU and the United Kingdom and how the new relationship between the EU and the United Kingdom will develop over time, which could cause volatility in currency exchange rates, in interest rates, and in EU, United Kingdom or worldwide political, regulatory, economic or market conditions. This could contribute to instability in political institutions, regulatory agencies, and financial markets. Any of these effects of Brexit, and others that cannot be anticipated, could adversely affect the value of the euro and the price of the notes.

Holders of the notes may be subject to certain risks relating to the euro, including the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls

        The initial investors in the notes will be required to pay for the notes in euro. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euro or in converting other currencies into euro to facilitate the payment of the purchase price for the notes.

        An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the "investor's home currency"), entails significant risks not associated with a similar investment in a security denominated in the investor's home currency. In the case of the notes offered hereby, these risks may include the possibility of:

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  significant changes in rates of exchange between the euro and the investor's home currency; and

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  the imposition or modification of foreign exchange controls with respect to the euro or the investor's home currency.

        We have no control over a number of factors affecting the notes and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, global economic instability and the actions taken or to be taken by various national governments in response to such instability as well as market perceptions concerning the instability of the euro could significantly affect the exchange rates between the euro and the investor's home currency.

        The exchange rates of an investor's home currency for euro and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor's home currency would result in a decrease in the investor's home currency equivalent yield on a note, in the investor's home currency equivalent of the principal payable at the maturity of that note and generally in the investor's home currency equivalent market value of that note. Appreciation of the euro in relation to the investor's home currency would have the opposite effects.

        The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euro at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the notes.

        Furthermore, the Indenture (as defined herein) is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would be exposed to variations in the U.S. dollar/euro exchange rate until a New York state court judgment is entered, and we cannot predict how long this would take. A U.S. federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply the foregoing New York law. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be rendered in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

        This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor's home currency. You should consult your own financial, legal and tax advisors as to the risks involved in an investment in the notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euro, which could adversely affect the value of the notes

        If, as described under "Description of the Notes—Issuance in Euro," we are unable to obtain euro in amounts sufficient to make a required payment under the notes due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. There can be no assurance that this exchange rate will be as favorable to holders of notes as the exchange rate otherwise determined by applicable law. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the notes.

Trading in the clearing systems is subject to minimum denomination requirements

        The notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or an integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

The Indenture does not limit the amount of indebtedness that we may incur

        The Indenture under which we will issue the notes and guarantees does not limit the amount of secured or unsecured indebtedness that we or our subsidiaries may incur. In addition, other than the provisions relating to a Change of Control Repurchase Event, the Indenture, which is described below under "Description of the Notes," also does not contain any debt covenants or provisions that afford holders of the notes protection in the event we participate in a highly leveraged or similar transaction.

We depend upon our subsidiaries to service our debt

        We are a holding company and derive all of our operating income from our subsidiaries. Our only source of cash to pay principal of and premium and additional amounts, if any, and interest on the notes is from dividends and other payments from our subsidiaries. Our subsidiaries' ability to make such payments may be restricted by, among other things, applicable state and foreign corporate laws and other laws and regulations. In addition, our right and the rights of our creditors, including holders of the notes, to participate in the assets of any non-guarantor subsidiary upon its liquidation or reorganization would be subject to the prior claims of such non-guarantor subsidiary's creditors, except to the extent that we or a subsidiary guarantor may ourselves be a creditor with recognized claims against such non-guarantor subsidiary. The notes will be guaranteed only by certain subsidiary guarantors. See "Description of the Notes—General." If our subsidiaries do not provide us with enough cash to make payments on the notes when due, you may have to proceed directly against the subsidiary guarantors.

The guarantees may be limited in duration

        If we sell, transfer or otherwise dispose of all of the capital stock or all or substantially all of the assets of a subsidiary guarantor to any person that is not an affiliate of FedEx, the guarantee of that subsidiary will terminate and holders of the notes will no longer have a claim against such subsidiary under the guarantee. See "Description of Debt Securities and Guarantees—Merger, Consolidation and Sale of Assets" in the accompanying prospectus.

The guarantees may be challenged as fraudulent conveyances

        Federal, state and foreign bankruptcy, fraudulent conveyance, fraudulent transfer or similar laws could limit the enforceability of a guarantee. For example, creditors of a subsidiary guarantor could claim that, since the guarantees were incurred for the benefit of FedEx (and only indirectly for the benefit of a subsidiary guarantor), the obligation of a subsidiary guarantor was incurred for less than reasonably equivalent value or fair consideration. If any of our subsidiary guarantors is deemed to have received less than reasonably equivalent value or fair consideration for its guarantee and, at the time it gave the guarantee, that subsidiary guarantor:

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  was insolvent or rendered insolvent by giving its guarantee;

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  was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

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  intended to incur debts beyond its ability to pay such debts as they mature,

then the obligations of such subsidiary guarantor under its guarantee could be voided. If a court voided a guarantee as a result of a fraudulent transfer or conveyance, then the holders of the notes would cease to have a claim against the subsidiary guarantor. In this regard, in an attempt to limit the applicability of fraudulent transfer or conveyance laws, the Indenture limits the amount of each guarantee to the amount that will result in it not constituting a fraudulent transfer or conveyance. However, we cannot assure you as to what standard a court would apply in making a determination regarding whether reasonably equivalent value or fair consideration was received or as to what would be the maximum liability of each guarantor or whether this limitation would be effective in protecting a guarantee from being voided under fraudulent transfer or conveyance laws.

We may not be able to repurchase the notes upon a Change of Control Repurchase Event

        Upon the occurrence of a Change of Control Repurchase Event with respect to a series of notes, except to the extent we have exercised our right to redeem such notes, we will be required to offer to each holder of the notes of such series to repurchase all or any part of that holder's notes at a repurchase price in cash equal to 101% of the principal amount of such notes repurchased plus any accrued and unpaid interest on such notes repurchased to, but not including, the repurchase date.

        It is possible that we will not have sufficient funds at the time of any Change of Control Repurchase Event with respect to a series of notes to make the required repurchase of the notes of such series. In order to obtain sufficient funds to pay the repurchase price of the outstanding notes of a series, we may need to refinance such notes. We cannot assure you that we would be able to refinance such notes on reasonable terms, or at all. Our failure to offer to repurchase all outstanding notes of that series or to repurchase all validly tendered notes of that series would be an event of default under the Indenture for such notes. Such an event of default may cause the acceleration of our other debt. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash. Our future debt also may contain restrictions on repurchase requirements with respect to specified events or transactions that constitute a change of control under the Indenture.

Ratings of the notes could be lowered in the future

        We expect that the notes will be rated "investment grade" by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell the notes, since a rating does not predict the market price of a particular security or its suitability for a particular investor. A rating organization may lower our rating, or change our ratings' outlook, or decide not to rate our securities, temporarily or permanently, in its sole discretion. The rating of the notes will be based primarily on the rating organization's assessment of the likelihood of timely payment of interest when due on the notes and the ultimate payment of principal of the notes on the final maturity date. The reduction, suspension or withdrawal of the ratings of the notes will not, in and of itself, constitute an event of default under the Indenture.

An active trading market for the notes may not develop

        The notes are new issues of securities for which no established trading market exists. If an active trading market does not develop for the notes, investors may not be able to resell them. Although we expect the notes to be listed for trading on the NYSE, no assurance can be given that any series of notes will become or remain listed, that a trading market for the notes will develop or of the price at which investors may be able to sell the notes, if at all. In addition, we will have no obligations to maintain and may terminate any listing of the notes on the NYSE without the consent of the holders of the notes. We have been advised by certain of the underwriters that they intend to make a market in each series of notes, but the underwriters are not obligated to do so and may discontinue market-making with respect to any series of notes at any time without notice. Therefore, no assurance can be given as to the liquidity of, or trading market for, the notes. The lack of a trading market could adversely affect investors' ability to sell the notes and the price at which investors may be able to sell the notes. The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the number of holders of the series of notes, our operating results, financial performance and prospects, prevailing interest rates, prevailing foreign exchange rates, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

The notes will initially be held in book-entry form, and therefore investors must rely on the procedures of Euroclear and Clearstream to exercise any rights and remedies

        So long as Euroclear or Clearstream or their common depositary or nominee is the registered holder of the notes issued in the form of one or more global notes, Euroclear, Clearstream or such common depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the Indenture and the notes. Payments of principal, interest and premium and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream, such common depositary or such nominee, as the case may be, as registered holder thereof. After payment to the common depositary for Euroclear and Clearstream, we will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if investors own a book-entry interest, they must rely on the procedures of Euroclear and Clearstream and, if investors are not participants in Euroclear and Clearstream, they must rely on the procedures of the participant through which they own their interest, to receive such payments or to exercise any other rights and obligations of a holder of notes under the Indenture.

        Unlike the holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents, requests for waivers or other actions from holders of the notes. Instead, if an investor owns a book-entry interest, it will be permitted to act only to the extent it has received appropriate proxies to do so from Euroclear and Clearstream. The procedures implemented for the granting of such proxies may not be sufficient to enable such investor to vote on a timely basis.

        Similarly, upon the occurrence of an event of default under the Indenture, unless and until definitive or certificated registered notes are issued in respect of all book-entry interests, if investors own book-entry interests, they will be restricted to acting through Euroclear and Clearstream. The procedures to be implemented through Euroclear and Clearstream may not be adequate to ensure the timely exercise of rights under the notes. See "Description of the Notes—Book-Entry Procedures" in this prospectus supplement.

Risks Related to the Sustainability Notes

There can be no assurance that the anticipated use of proceeds of the Sustainability Notes to finance Eligible Projects will be suitable for the investment criteria of an investor

        We intend to allocate an amount equal to the net proceeds from the sale of the Sustainability Notes to one or more new or existing Eligible Projects (as defined herein), but no assurance can be given that any such Eligible Projects will be capable of being implemented in or substantially in such manner and/or accordance with any timing schedule, or that such Eligible Projects will be completed within any specified period or at all or with the results or outcome (whether or not related to the environment) as we originally expected or anticipated. We have significant flexibility in allocating the net proceeds of the Sustainability Notes and we cannot assure you that the net proceeds will be totally or partially disbursed for any such Eligible Projects. Furthermore, the examples of projects in "Use of Proceeds" are for illustrative purposes only and there can be no assurance that disbursements for projects with these specific characteristics will be made by us with the net proceeds of the Sustainability Notes. None of the underwriters for this offering is responsible for assessing or verifying whether the Eligible Projects to which we allocate the net proceeds of the Sustainability Notes meet the criteria described in "Use of Proceeds," or for the monitoring of the use of proceeds. Neither the terms of the Sustainability Notes nor the indenture require us to use the proceeds as described under "Use of Proceeds" and any failure by us to comply with the anticipated use of proceeds will not constitute a breach of or an event of default under the Sustainability Notes or the indenture.

        Prospective investors should carefully review the information set out in this prospectus supplement regarding such use of the net proceeds and must determine for themselves the relevance of such information for the purpose of any investment in the Sustainability Notes together with any other investigation such investor deems necessary. In particular, no assurance is given by us, the sustainability structuring agent to us or any underwriter of the notes that the use of such net proceeds to fund any Eligible Projects will satisfy (or will continue to satisfy), whether in whole or in part, any present or future investor expectations or requirements, taxonomies or standards or other investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable laws or regulations or by such investor's own by-laws or other governing rules or investment portfolio mandates, ratings mandates or other independent expectations, in particular with regard to any direct or indirect environmental, sustainability or social impact of any projects or uses, the subject of or related to, any Eligible Projects. Any failure by us to allocate the net proceeds from the sale of the Sustainability Notes to one or more Eligible Projects or the failure of those investments or financings to satisfy investor expectations or requirements could have a material adverse effect on the market price of the Sustainability Notes.

There is no legal, regulatory or market definition of or standardized criteria for what constitutes a "green," "social," "sustainable" or other equivalently labeled project, and any such designations made by third parties with respect to the Sustainability Notes may not be suitable for the investment criteria of an investor

        There is currently no clearly defined definition (legal, regulatory or otherwise) of, nor market consensus as to what constitutes, a "green," "social," "sustainable" or an equivalently labeled project, or as to what precise attributes are required for a particular project to be defined as "green," "social," "sustainable" or such other equivalent label, and nor can any assurance be given that such a clear definition or consensus will develop over time. Accordingly, no assurance is or can be given to investors that any Eligible Projects selected to receive an allocation of funds from the net proceeds of the Sustainability Notes will meet any or all investor expectations regarding such "green," "social," "sustainable" or other equivalently-labeled performance objectives, or that any adverse environmental, social and/or other impacts will not occur during the implementation of any Eligible Projects funded in whole or in part by the net proceeds from the sale of the Sustainability Notes.

        No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by us) that may be made available in connection with the issuance of the Sustainability Notes and, in particular, with respect to whether any Eligible Projects fulfill any environmental, social, sustainability and/or other criteria. For the avoidance of doubt, any such opinion or certification is not and shall not be deemed to be incorporated into and/or form part of this prospectus supplement and the accompanying prospectus. Any such opinion or certification is not, nor should be deemed to be, a recommendation by us or any underwriter, or any other person to buy, sell or hold the Sustainability Notes. Any such opinion or certification is only current as of the date that opinion or certification was initially issued. Prospective investors must determine for themselves the relevance of any such opinion or certification and/or the information contained therein and/or the provider of such opinion or certification for the purpose of any investment in the Sustainability Notes. As of the date of this prospectus supplement, the providers of such opinions and certifications are not subject to any specific regulatory or other regime or oversight. Any withdrawal of any such opinion or certification or any additional opinion or certification attesting that we are not complying in whole or in part with any matters for which such opinion or certification is opining or certifying may have a material adverse effect on the value of the Sustainability Notes and/or result in adverse consequences for certain investors with mandates to invest in securities to be used for a particular purpose.

The Sustainability Notes may not be listed or admitted to any dedicated "green," "environmental," "social," "sustainable" or other equivalently labeled segment of any stock exchange or securities market, and any such potential listing or admission may not be indicative that the Sustainability Notes will be suitable for the investment criteria of an investor

        While no assurance can be given that any such listing or admission will happen, in the event that the Sustainability Notes are listed or admitted to trading on any dedicated "green," "environmental," "social," "sustainable" or other equivalently labeled segment of any stock exchange or securities market (whether or not regulated), no representation or assurance can be given by us, the sustainability structuring agent to us, any underwriter or any other person:

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  that such listing or admission would satisfy (or would continue to satisfy), whether in whole or in part, any present or future investor expectations or requirements, taxonomies or standards or other investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable laws or regulations or by such investor's own by-laws or other governing rules or investment portfolio mandates, ratings mandates or other expectations, in particular with regard to any direct or indirect environmental, social or sustainability impact of any projects or uses, the subject of or related to, any Eligible Projects

    (and it should be noted that the criteria for any such listings or admission to trading may vary from one stock exchange or securities market to another); or

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  that any such listing or admission to trading will be maintained during the life of the Sustainability Notes.

        In the event that the Sustainability Notes are listed on any such exchange or securities market, any change to the listing or admission status of the Sustainability Notes, including but not limited to any change that causes the Sustainability Notes to no longer be listed or admitted to trading on any stock exchange or securities market, may have a material adverse effect on the value of the Sustainability Notes and/or result in adverse consequences for certain investors with portfolio mandates to invest in securities to be used for a particular purpose.

The value of the Sustainability Notes may be negatively affected to the extent that perception by investors of the suitability of the Sustainability Notes as "sustainability" bonds deteriorates or demand for sustainability-themed investment products diminishes.

        Perception by investors of the suitability of the Sustainability Notes as "sustainability" bonds could be negatively affected by dissatisfaction with our compliance with the framework for determining Eligible Projects described under "Use of Proceeds," controversies involving the environmental or sustainability impact of our business or industry, evolving standards or market consensus as to what constitutes a "sustainability" bond or the desirability of investing in "sustainability" bonds or any opinion or certification as to the suitability of the notes as "sustainability" bonds no longer being in effect. Additionally, the Eligible Projects to which we intend to allocate the net proceeds of the Sustainability Notes may have complex direct or indirect environmental or sustainability impacts, and adverse environmental impacts may occur during the design, construction and operation of such Eligible Projects. Such Eligible Projects may become controversial or criticized by activist groups or other stakeholders. No representation is made by us, the sustainability structuring agent to us, any underwriter or any other person as to the suitability of the Sustainability Notes to meet or fulfill environmental or sustainability criteria, expectations, impact or performance required by prospective investors, any third-party reviewer or opinion provider, any stock exchange or securities market. The value of the Sustainability Notes may be negatively affected to the extent investors are required or choose to sell their holdings due to deterioration in the perception by the investor or the market in general as to the suitability of this offering as "sustainability" bonds. The value of the Sustainability Notes may be also negatively affected to the extent demand for sustainability-themed investment products diminishes due to evolving investor preferences, increased regulatory or market scrutiny on funds and strategies dedicated to sustainability or environmental, social or governance themed investing or for other reasons.

USE OF PROCEEDS

        We estimate that the net proceeds of this offering will be approximately €1,236,797,000 or $1,488,609,000, based on the euro/U.S. dollar exchange rate of €1.00 = $1.2036 as of April 20, 2021 as published by Bloomberg, L.P., after deducting the underwriting discounts and other expenses related to this offering.

The 2033 Notes

        We intend to use the net proceeds from the offering of the 2033 Notes, together with the net proceeds from the offering of the U.S. dollar notes, and existing cash and cash equivalents, for the redemption in full of the $500 million aggregate principal amount outstanding of our 3.400% notes due 2022, the €640 million aggregate principal amount outstanding of our 0.700% notes due 2022, the $500 million aggregate principal amount outstanding of our 2.625% notes due 2022, the €750 million aggregate principal amount outstanding of our 1.000% notes due 2023, the $250 million aggregate principal amount outstanding of our 2.700% notes due 2023, the $750 million aggregate principal amount outstanding of our 4.000% notes due 2024, the $700 million aggregate principal amount outstanding of our 3.200% notes due 2025, the $1.0 billion aggregate principal amount outstanding of our 3.800% notes due 2025 and the $450 million aggregate principal amount outstanding of our 3.300% notes due 2027, in each case including accrued and unpaid interest and any make-whole premium thereon. If we do not complete the offering of the U.S. dollar notes, we intend to use the net proceeds from this offering, together with existing cash and cash equivalents, for the redemption in full of the notes set forth above. Pending such use, we may invest the net proceeds in short-term investments, including cash, cash equivalents and/or marketable securities. Any remaining net proceeds will be used for general corporate purposes.

        Our 3.400% notes due 2022 bear interest at 3.400% per annum and mature on January 14, 2022, our 0.700% notes due 2022 bear interest at 0.700% per annum and mature on May 13, 2022, our 2.625% notes due 2022 bear interest at 2.625% per annum and mature on August 1, 2022, our 1.000% notes due 2023 bear interest at 1.000% per annum and mature on January 11, 2023, our 2.700% notes due April 15, 2023 bear interest at 2.700% per annum and mature on April 15, 2023, our 4.000% notes due 2024 bear interest at 4.000% per annum and mature on January 15, 2024, our 3.200% notes due 2025 bear interest at 3.200% per annum and mature on February 1, 2025, our 3.800% notes due 2025 bear interest at 3.800% per annum and mature on May 15, 2025 and our 3.300% notes due 2027 bear interest at 3.300% per annum and mature on March 15, 2027.

        Certain of the underwriters and/or their affiliates may hold positions in our 3.400% notes due 2022, 0.700% notes due 2022, 2.625% notes due 2022, 1.000% notes due 2023, 2.700% notes due 2023, 4.000% notes due 2024, 3.200% notes due 2025, 3.800% notes due 2025 and 3.300% notes due 2027, and therefore may receive a portion of such proceeds upon such repayment. See "Underwriting."

        This prospectus supplement does not constitute a notice of redemption for any of the notes set forth above under their respective indentures. No assurance is given that any notice of redemption will be issued or that any notes will be redeemed.

The Sustainability Notes

        We intend to use an amount equal to the net proceeds from the offering of the Sustainability Notes to fund or refinance a portfolio of new or ongoing projects, with disbursements covering project expenditures during the 36 months preceding the date of issuance and up to and including the maturity date of the Sustainability Notes, that meet one or more of the eligibility criteria set forth below (such projects, "Eligible Projects") that provide clear environmental and/or social benefits.

        We expect to allocate an amount equal to the net proceeds from the offering of the Sustainability Notes to Eligible Projects within 24 months after the issuance date of such notes. Pending the allocation of an amount equal to the net proceeds from the offering of the Sustainability Notes to Eligible Projects, we intend to temporarily use such net proceeds to fund the redemption of our 3.400% notes due 2022, 0.700% notes due 2022, 2.625% notes due 2022, 1.000% notes due 2023, 2.700% notes due 2023, 4.000% notes due 2024, 3.200% notes due 2025, 3.800% notes due 2025 and 3.300% notes due 2027 as set forth above under "—The 2033 Notes."

        We expect that Eligible Projects will support the achievement of the selected United Nations Sustainable Development Goals (each, an "SDG") and the environmental and social topics most material to our company:

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  Clean Transportation (SDG 11—Sustainable Cities & Communities), including expenditures and investments that contribute toward achieving carbon-neutral operations. Eligible Projects may include:

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  Ground Transportation:  Rollout of electric and hydrogen-powered vehicles, and associated charging or fueling infrastructure, diversion of shipping to electrified intermodal rail, platooning technologies to reduce road freight (but proceeds will not be used to finance fossil-fuel powered vehicles), development of electrified hostlers, drones and robotics; and

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  Sustainable Aviation:  Projects to support the increased use of jet biofuels from waste feedstock sources that avoid competition with food resources.

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  Green Buildings (SDG 11—Sustainable Cities & Communities), including expenditures and investments related to the design, construction, refurbishment, maintenance and acquisition of FedEx facilities certified by a third party, such as Leadership in Energy and Environmental Design ("LEED"). Eligible green buildings included meet, or are expected to meet, at least LEED Gold, or local, regional or national equivalent.

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  Energy Efficiency (SDG 7—Affordable & Clean Energy), including expenditures to reduce energy usage at FedEx sites, which may include:

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  Installation of smart meters, LED lighting systems and energy management systems; and

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  Building refurbishments, upgrades and retrofits.

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  Eco-Efficient and/or Circular Economy Adapted Products, Production Technologies and Processes (SDG 12—Responsible Production & Consumption), including expenditures to increase the resource-efficiency of FedEx packaging, which may include:

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  Research, testing, development and implementation of new initiatives with the primary purpose of seeking to minimize materials, dimensions, weight and waste related to FedEx packaging solutions; and

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  Projects to increase material re-usability, recyclability and compostability of packaging solutions, as well as the use of recycled materials.

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  Pollution Prevention & Control (SDG 12—Responsible Production & Consumption; SDG 13—Climate Action), including expenditures to reduce air emissions and waste prevention from FedEx sites, which may include:

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  Waste management projects to increase recycling, optimize waste material reuse and increase diversion rates; and

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  Funding to support applied research of long-term natural carbon sequestration technologies, as for example biomass and mineral weathering.

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  Renewable Energy (SDG 7—Affordable & Clean Energy), including expenditures related to the development and operation of on-site photovoltaic solar projects at FedEx sites. Projects may be owned and operated by FedEx or built on site and contracted under long-term power purchase agreements.

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  Socioeconomic Advancement & Empowerment (SDG 8—Decent Work & Economic Growth; SDG 10—Reduced Inequalities), including expenditures to increase the diversity of FedEx suppliers and provide equitable market access opportunities for small businesses that are women and/or minority owned. Eligible Projects may include:

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  Programs that offer training, mentoring, networking and access to capital for women and minority entrepreneurs;

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  Costs associated with third-party certification and verification of minority status; and

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  Costs of services (other than fossil-fuel related expenditures) provided by eligible minority businesses that are recently added to FedEx's diverse supply chain program.

Process for Project Evaluation and Selection

        Potential Eligible Projects are evaluated and selected based on compliance with the eligibility criteria set forth above by our Sustainability Finance Committee, which consists of representatives from the legal, treasury and investor relations functions, as well as other parties to be nominated as subject matter experts.

Management of Proceeds

        Through our Sustainability Finance Committee, we intend to track net outstanding proceeds and to allocate to an Eligible Project portfolio, selected in accordance with the use of proceeds criteria and evaluation and selection process set forth above. Our Sustainability Finance Committee will oversee the process to ensure that unallocated proceeds will not be invested in activities or assets that are associated with emission-intensive sectors.

        If we divest assets or otherwise determine not to pursue any Eligible Project, the proceeds allocated to such project may be reallocated to any other Eligible Project.

Reporting

        We intend to make public and keep readily available a report (the "Report") of the net proceeds allocation from the offering of the Sustainability Notes, starting from the first anniversary of the issuance of such notes and updated annually until the full allocation of the net proceeds from the offering of such notes is reported or such notes are no longer outstanding. We intend to show the allocation and impact of the net proceeds of the offering of such notes to the Eligible Project portfolio at least at the category level and on an aggregated basis for all of our other sustainability bonds and other potential sustainability financing instruments that are outstanding from time to time.

        We intend to align the reporting with the portfolio approach described in International Capital Market Association's "The Green Bond Principles—Harmonized Framework for Impact Reporting" and "Working Towards a Harmonized Framework for Impact Reporting for Social Bonds." The Report will provide, on a portfolio basis, indicators such as: (i) total amount of proceeds allocated to Eligible Projects, (ii) balance of unallocated proceeds and (iii) the amount or percentage of new financing and refinancing. The Report may provide (i) description of the Eligible Projects, (ii) breakdown of Eligible Projects by International Capital Market Association's Green Bond Principles 2018 and Social Bond Principles 2020 categories and (iii) metrics regarding projects' positive environmental and social impacts.

External Review

        We intend to request, one year after issuance of the Sustainability Notes, and annually until full allocation of the net proceeds from the offering of such notes, assurance by our external auditor or other third party of a management statement on the allocation of the net proceeds to the Eligible Project portfolio.

General

        The information on, or accessible through, our website and the information in our Report is not part of this prospectus supplement or the accompanying prospectus and should not be relied upon in connection with making any investment decision with respect to the notes.

        The above description of the use of proceeds from the Sustainability Notes is not intended to modify or add to any covenant or other contractual obligation undertaken by us in such notes.

 CAPITALIZATION

        The following table sets forth our consolidated capitalization as of February 28, 2021 on an actual basis and on an as adjusted basis to give effect to this offering and the offering of the U.S. dollar notes and the use of the net proceeds from such offerings as described under "Use of Proceeds." You should read this table in conjunction with our consolidated financial statements and the notes thereto incorporated by reference from our Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2021.

	As of February 28, 2021
	Actual	As Adjusted
	(In millions)
Current portion of long-term debt	$646	$147
Long-term debt:
2029 Notes offered hereby(1)	—	722
2033 Sustainability Notes offered hereby(1)	—	782
Other long-term debt, less current portion(2)(3)	22,797	19,231

Total long-term debt, less current portion	$22,797	$20,735
Common stockholders' investment:
Common stock	32	32
Additional paid-in capital	3,445	3,445
Retained earnings	27,924	27,924
Accumulated other comprehensive loss	(764)	(764)
Treasury stock, at cost	(8,656)	(8,656)
Total common stockholders' investment	$21,981	$21,981

Total capitalization	$44,778	$42,716

(1)
Based on the euro/U.S. dollar exchange rate of €1.00 = $1.2036 as of April 20, 2021 as published by Bloomberg, L.P.

(2)
We intend to use the net proceeds from the offering of the 2033 Notes and temporarily use the net proceeds from the offering of the Sustainability Notes, together with the net proceeds from the offering of the U.S. dollar notes, if any, and existing cash and cash equivalents, for the redemption in full of the $500 million aggregate principal amount outstanding of our 3.400% notes due 2022, the €640 million aggregate principal amount outstanding of our 0.700% notes due 2022, the $500 million aggregate principal amount outstanding of our 2.625% notes due 2022, the €750 million aggregate principal amount outstanding of our 1.000% notes due 2023, the $250 million aggregate principal amount outstanding of our 2.700% notes due 2023, the $750 million aggregate principal amount outstanding of our 4.000% notes due 2024, the $700 million aggregate principal amount outstanding of our 3.200% notes due 2025, the $1.0 billion aggregate principal amount outstanding of our 3.800% notes due 2025 and the $450 million aggregate principal amount outstanding of our 3.300% notes due 2027, in each case including accrued and unpaid interest and any make-whole premium thereon. If we do not complete the offering of the U.S. dollar notes, we intend to use the net proceeds from this offering, together with existing cash and cash equivalents, for the redemption in full of the notes set forth above.

(3)
We are also offering, by means of a separate prospectus supplement, $1,750,000,000 aggregate principal amount of the U.S. dollar notes.

DESCRIPTION OF THE NOTES

        The following, along with the additional information contained under "Description of Debt Securities and Guarantees" in the accompanying prospectus, is a summary of the material provisions of the Indenture referred to below, the notes and the guarantees. Because this is a summary, it may not contain all the information that may be important to you. For further information, you should read the Indenture, a copy of which is available from us on request at the address specified in "Where You Can Find More Information" below. This summary is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture, including definitions of certain terms used in it. If any of the information set forth below is inconsistent with information in the accompanying prospectus, the information set forth below, to the extent inconsistent therewith, replaces and supersedes the information in the accompanying prospectus. If we use a term that is not defined in this prospectus supplement, you should refer to the definition that is provided in the accompanying prospectus.

General

        We are offering €600,000,000 aggregate principal amount of our 0.450% Notes due 2029 (the "Sustainability Notes") and €650,000,000 aggregate principal amount of our 0.950% Notes due 2033 (the "2033 Notes" and together with the Sustainability Notes, the "notes"). The Sustainability Notes and the 2033 Notes will mature on May 4, 2029 and May 4, 2033, respectively, subject to "—Optional Redemption" and "—Redemption for Tax Reasons," and the notes of each series will be issued under the indenture dated as of October 23, 2015, among FedEx, the subsidiary guarantors named below and Wells Fargo Bank, National Association, as trustee, as supplemented by supplemental indenture no. 13 to be dated as of May 4, 2021, among FedEx, the subsidiary guarantors named below, the trustee, and the paying agent named below (collectively, the "Indenture"). Under the agency agreement dated as of May 4, 2021, we have initially appointed Elavon Financial Services DAC, UK Branch, to act as paying agent in connection with the notes, and we have appointed U.S. Bank National Association to act as transfer agent and registrar.

        The notes will be our general unsecured obligations and will rank equally with all our other unsecured and unsubordinated indebtedness. The notes will be fully and unconditionally guaranteed by Federal Express Corporation, FedEx Ground Package System, Inc., FedEx Freight Corporation, FedEx Freight, Inc., FedEx Corporate Services, Inc., FedEx Office and Print Services, Inc., Federal Express Europe, Inc., Federal Express Holdings S.A., LLC and Federal Express International, Inc. These subsidiaries currently guarantee our obligations under our outstanding unsecured debt securities and credit facilities. If we sell, transfer or otherwise dispose of all of the capital stock or all or substantially all of the assets of a subsidiary guarantor to any person that is not an affiliate of FedEx, the guarantee of that subsidiary will automatically terminate and holders of the notes will no longer have a claim against such subsidiary under the guarantee. See "Description of Debt Securities and Guarantees—Guarantees" in the accompanying prospectus.

        We may redeem a series of notes in whole or in part at any time at the applicable redemption prices described under "—Optional Redemption" below. In addition, we may redeem a series of notes in whole but not in part at any time, if certain events occur involving changes in United States taxation, at the applicable redemption prices described under "—Redemption for Tax Reasons" below. We may issue additional notes of any series from time to time after this offering. The notes of a series and any additional new notes of such series subsequently issued under the Indenture would be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions. If the additional notes of a series, if any, are not fungible with the notes of that series offered hereby for U.S. federal income tax purposes, the additional notes will have separate CUSIP, Common Code and ISIN numbers. The notes will not have the benefit of a sinking fund. If a Change of Control Repurchase Event (as defined below) occurs with respect to a series of notes, except to the extent we have exercised our right to redeem such notes, we will be required to offer to repurchase the notes of such series, as described under "—Change of Control Repurchase Event" below.

        The Indenture does not limit the aggregate amount of debt securities which may be issued under the Indenture. Other than the provisions relating to a Change of Control Repurchase Event, the Indenture does not contain any debt covenants or provisions which would afford the holders of the notes protection in the event of a highly leveraged or similar transaction.

        The trustee will not be liable for special, indirect, exemplary, incidental, punitive or consequential or other similar loss or damage of any kind under the Indenture. We and the trustee, and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the notes or any transaction contemplated thereby.

        The notes will be issued in fully registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess of €100,000. The notes of each series will be represented by one or more permanent global notes that will be deposited with a common depositary and will be registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. See "—Book-Entry Procedures" in this prospectus supplement.

Interest

        The Sustainability Notes will bear interest at the rate of 0.450% per year. Interest on the Sustainability Notes will accrue from May 4, 2021, or from the most recent date to which interest on the Sustainability Notes has been paid. The 2033 Notes will bear interest at the rate of 0.950% per year. Interest on the 2033 Notes will accrue from May 4, 2021, or from the most recent date to which interest on the 2033 Notes has been paid. Interest will be payable annually in arrears on May 4 of each year, commencing on May 4, 2022, to the persons in whose names the notes are registered at the close of business on the preceding April 19 or, if the notes are represented by one or more global notes, the close of business on the business day (for this purpose, a day on which Clearstream and Euroclear are open for business) immediately preceding April 19. Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or May 4, 2021, if no interest has been paid on the notes) to, but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA), as defined in the rulebook of the International Capital Market Association.

        If the maturity date or any redemption date of a series of notes falls on a day that is not a business day, the related payment of principal, premium and additional amounts, if any, and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day. If any interest payment date would otherwise be a day that is not a business day, that interest payment date will be postponed to the next date that is a business day.

Optional Redemption

        At our option, we may redeem a series of notes, in whole or in part, at any time prior to the applicable Par Call Date (as defined below), on at least 10 days', but no more than 60 days', prior written notice mailed (or otherwise delivered in accordance with the applicable clearing system's procedures) to the registered holders of the notes to be redeemed. Upon redemption of such series of notes, we will pay a redemption price equal to the greater of:

  (1)
  100% of the principal amount of the notes to be redeemed; and

  (2)
  the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on the notes to be redeemed that would be due if the notes matured on the applicable Par Call Date (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on an ACTUAL/ACTUAL (ICMA) day count basis, at the applicable Comparable Government Bond Rate (as defined below) plus 15 basis points in the case of the Sustainability Notes and 20 basis points in the case of the 2033 Notes, in each case, plus accrued and unpaid interest to the date of redemption on the principal amount of the notes being redeemed.

        At any time on or after the applicable Par Call Date, we may redeem a series of notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the date of redemption on the principal amount of the notes being redeemed.

        "Comparable Government Bond" means, with respect to the series of notes to be redeemed prior to the applicable Par Call Date, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a bond that is a direct obligation of the Federal Republic of Germany ("German government bond"), whose maturity is closest to the Par Call Date of such notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

        "Comparable Government Bond Rate" means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

        "Par Call Date" means February 4, 2029 in the case of the Sustainability Notes (the date that is three months prior to the maturity date of the Sustainability Notes) and February 4, 2033 in the case of the 2033 Notes (the date that is three months prior to the maturity date of the 2033 Notes).

        "Remaining Scheduled Payments" means with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced (solely for the purposes of this calculation) by the amount of interest accrued thereon to such redemption date.

        Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions of the notes called for redemption.

        If less than all of the notes of a series are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee deems to be fair and appropriate in accordance with the applicable clearing system's procedures.

Redemption for Tax Reasons

        If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading "—Payment of Additional Amounts" with respect to a series of notes, then we may at any time at our option redeem, in whole, but not in part, the outstanding notes of such series on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those notes to, but not including, the date fixed for redemption.

Redemption for Reason of Minimal Outstanding Amount

        We may at any time purchase notes of either series in the open market, pursuant to a tender offer or otherwise and at any price. Such acquired notes may be cancelled, held or resold; provided that in the case of resale, if any such resold notes are not fungible with the notes of the original series of acquired notes for U.S. federal income tax purposes, such resold notes will have separate CUSIP, Common Code and ISIN numbers. In the event that we have purchased notes of a series equal to or greater than 80% of the aggregate principal amount of notes of such series initially issued, we may redeem, in whole, but not in part, the remaining notes of such series on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with accrued and unpaid interest on those notes to, but not including, the date fixed for redemption.

Payment of Additional Amounts

        We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us of the principal of and interest on the notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States (including any withholding or deduction with respect to the payment of such additional amounts), will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

  (1)
  to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder or beneficial owner if the holder or beneficial owner is an estate, trust, partnership, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

  (a)
  being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

  (b)
  having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment thereon or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

  (c)
  being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

    (d)
    being or having been a "10-percent shareholder" of FedEx as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision; or

    (e)
    being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

  (2)
  to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of such additional amounts had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

  (3)
  to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or other person, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from, or reduction in, such tax, assessment or other governmental charge;

  (4)
  to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from payments on the notes;

  (5)
  to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

  (6)
  to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

  (7)
  to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by presenting such note (where presentation is required) to at least one other paying agent;

  (8)
  to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

  (9)
  to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the notes in the ordinary course of its lending business or (ii) that is neither (A) buying the notes for investment purposes only nor (B) buying the notes for resale to a third-party that either is not a bank or holding the notes for investment purposes only;

  (10)
  to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

  (11)
  in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9), and (10).

        The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading "—Payment of Additional Amounts," we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

        As used under this heading "—Payment of Additional Amounts" and under the heading "—Redemption for Tax Reasons," the term "United States" means the United States of America (including the states of the United States and the District of Columbia and any political subdivision thereof) and the term "United States person" means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

        Any reference to amounts payable in respect of the notes herein or in the Indenture shall be deemed to include any additional amounts which may be payable as described above.

Change of Control Repurchase Event

        If a Change of Control Repurchase Event occurs with respect to a series of notes, except to the extent we have exercised our right to redeem such notes as described above, we will make an offer to each holder of the notes of such series to repurchase all or any part (in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof) of that holder's notes at a repurchase price (the "repurchase price") in cash equal to 101% of the aggregate principal amount of such notes repurchased plus any accrued and unpaid interest on such notes repurchased to, but not including, the repurchase date. Within 30 days following a Change of Control Repurchase Event or, at our option, prior to a Change of Control, but after the public announcement of such Change of Control, we will mail, or cause to be mailed, or otherwise deliver in accordance with the applicable clearing system's procedures, a notice to each holder of the notes of such series, with a copy to the trustee and the paying agent, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes of such series on the payment date specified in the notice (such offer, the "repurchase offer" and such date, the "repurchase date"), which repurchase date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures described in such notice. The notice shall, if mailed or delivered prior to the date of consummation of the Change of Control, state that the repurchase offer is conditioned on a Change of Control Repurchase Event occurring on or prior to the repurchase date.

        We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of a series of notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

        On the repurchase date following a Change of Control Repurchase Event, we will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the repurchase offer;

  (2)
  deposit with the paying agent an amount equal to the aggregate repurchase price for all notes or portions of notes properly tendered; and

  (3)
  deliver, or cause to be delivered, to the trustee the notes properly accepted for payment by us, together with an officers' certificate stating the aggregate principal amount of notes being repurchased by us pursuant to the repurchase offer and, to the extent applicable, an executed new note or notes evidencing any unrepurchased portion of any note or notes surrendered for which the trustee shall be required to authenticate and deliver a new note or notes as provided below.

        The trustee will promptly mail, or cause the paying agent to promptly mail, or otherwise deliver in accordance with the applicable clearing system's procedures, to each holder of such notes, or portions of such notes, properly tendered and accepted for payment by us the repurchase price for such notes, or portions of such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each such holder a new note, duly executed by us equal in principal amount to any unrepurchased portion of any notes surrendered, as applicable; provided that each new note will be in a principal amount equal to €100,000 or any integral multiple of €1,000 in excess thereof.

        We will not be required to make a repurchase offer upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by FedEx and such third party purchases all notes or portions of notes properly tendered and not withdrawn under its offer.

        For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

        "Below Investment Grade Ratings Event" means, with respect to a series of notes, on any day within the 60-day period (which period shall be extended so long as the rating of such series of notes is under publicly announced consideration for a possible downgrade by any Rating Agency) after the earlier of (1) the occurrence of a Change of Control, or (2) the public announcement of the occurrence of a Change of Control or our intention to effect a Change of Control, the notes of such series are rated below Investment Grade by each and every Rating Agency. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or publicly confirm, or inform the trustee in writing at our request, that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Ratings Event).

        "Change of Control" means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as those terms are used in Section 13(d)(3) of the Exchange Act), other than (1) FedEx or any of its subsidiaries, (2) any employee benefit plan (or a trust forming a part thereof) maintained by FedEx or any of its subsidiaries, or (3) any underwriter temporarily holding Voting Stock of FedEx pursuant to an offering of such Voting Stock, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of FedEx's Voting Stock or other Voting Stock into which FedEx's Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares.

        "Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event with respect to a series of notes.

        "Investment Grade" means, with respect to Moody's, a rating of Baa3 or better (or its equivalent under any successor rating categories of Moody's); with respect to S&P, a rating of BBB– or better (or its equivalent under any successor rating categories of S&P); and with respect to any additional Rating Agency or Rating Agencies selected by FedEx, the equivalent investment grade credit rating.

        "Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.

        "Rating Agency" means (1) each of Moody's and S&P, and (2) if either of Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of FedEx's control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act, selected by FedEx (as certified by a board resolution) as a replacement agency for Moody's or S&P, or both of them, as the case may be.

        "S&P" means S&P Global Ratings, a division of S&P Global Inc., and its successors.

        "Voting Stock" of any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

        The Change of Control Repurchase Event provisions of the notes may in certain circumstances make more difficult or discourage a sale or takeover of FedEx and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

        If we experience a Change of Control Repurchase Event, we may not have sufficient financial resources available to satisfy our obligations to repurchase all notes or portions of notes properly tendered. Furthermore, debt agreements to which we may become a party in the future may contain restrictions and provisions limiting our ability to repurchase the notes. Our failure to repurchase the notes as required under the Indenture would result in a default under the Indenture, which could have material adverse consequences for us and the holders of the notes.

Discharge and Defeasance

        The notes of each series will be subject to defeasance and discharge on the terms and conditions provided under "Description of Debt Securities and Guarantees—Discharge and Defeasance" in the accompanying prospectus.

        With respect to the notes, the "government securities" referred to in "Description of Debt Securities and Guarantees—Discharge and Defeasance" in the accompanying prospectus shall include (1) securities that are direct obligations of the Federal Republic of Germany for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof.

Issuance in Euro

        Initial holders will be required to pay for the notes in euro, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euro. If, on or after the date of this prospectus supplement, we are unable to obtain euro in amounts sufficient to make a required payment under the notes due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an Event of Default under the notes or the Indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

        Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See "Risk Factors."

Book-Entry Procedures

        We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

Global Clearance and Settlement

        The notes will be issued in the form of one or more global notes (the "Euro Global Notes") in fully registered form, without coupons, and will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the Euro Global Notes.

        Except as set forth below, the Euro Global Notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.

        Beneficial interests in the Euro Global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream if they are participants in such systems, or indirectly through organizations that are participants in such systems. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant Euro Global Notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

        So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Euro Global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Euro Global Notes for all purposes under the Indenture and the notes. Payments of principal, interest and premium and additional amounts, if any, in respect of the Euro Global Notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.

        We have been advised by Clearstream and Euroclear, respectively, as follows:

Global Clearance and Settlement

        Clearstream has advised that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined below) to facilitate the settlement of trades between the nominees of Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.

        Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear

        Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

        Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

Euroclear and Clearstream Arrangements

        So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Euro Global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Euro Global Notes for all purposes under the Indenture and the notes. Payments of principal, interest and premium and additional amounts, if any, in respect of the Euro Global Notes will be made to Euroclear, Clearstream, such nominee or such common depositary, as the case may be, as registered holder thereof. None of us, the trustee, the paying agent, any underwriter or any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the Euro Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        Distributions of principal, premium and additional amounts, if any, and interest with respect to the Euro Global Notes will be credited in euro to the extent received by Euroclear or Clearstream from the paying agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system's rules and procedures.

        Because Euroclear and Clearstream can act only on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Euro Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Initial Settlement

        We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date.

Secondary Market Trading

        Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

        We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in global registered form.

        You should be aware that investors will be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

        In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

        Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

        Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

        Subject to certain conditions, the notes represented by the Euro Global Notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if:

  (1)
  the common depositary provides notification that it is unwilling, unable or no longer qualified to continue as depositary for the Euro Global Notes and a successor is not appointed within 90 days;

  (2)
  we in our discretion at any time determine not to have all of the notes represented by the Euro Global Notes; or

  (3)
  default entitling the holders of the applicable notes to accelerate the maturity thereof has occurred and is continuing.

        Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the common depositary shall direct. Subject to the foregoing, a Euro Global Note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the common depositary (or its nominee).

Same-Day Payment

        Payments (including principal, premium and additional amounts, if any, and interest) and transfers with respect to notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the corporate trust office of the paying agent) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the notes (maintained by the registrar), provided that all payments (including principal, premium and additional amounts, if any, and interest) on notes in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

        The paying agent for the notes will initially be Elavon Financial Services DAC, UK Branch.

Concerning the Trustee

        Wells Fargo Bank, National Association, is the trustee under the Indenture.

        The Indenture and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), will impose certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions;

provided that if it acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict, apply to the SEC for permission to continue as trustee with such conflict, or resign.

        An affiliate of the trustee, Wells Fargo Securities International Limited, is acting as an underwriter in this offering. The trustee and underwriter are separate and distinct legal roles and Wells Fargo, acting in each capacity, may take any actions, or refrain from taking such actions, that it has the legal or contractual right to take or refrain from taking in such roles, including, but not limited to, in connection with the enforcement of any right and/or remedy available to it.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

        The following sets forth the material U.S. federal income and, in the case of Non-U.S. Holders (as defined below), estate tax consequences of ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Code, the Treasury Regulations promulgated or proposed thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This discussion applies only to notes that meet all of the following conditions:

  •
  they are purchased in this offering for cash at their "issue price," which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes of the applicable series is sold for money; and

  •
  they are held as capital assets within the meaning of Section 1221 of the Code (generally, for investment).

        This discussion does not describe all of the tax consequences that may be relevant to investors in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or to investors subject to special rules, such as:

  •
  tax-exempt organizations;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  traders in securities that elect the mark-to-market method of tax accounting for their securities;

  •
  certain former citizens and long-term residents of the United States;

  •
  certain financial institutions;

  •
  insurance companies;

  •
  dealers in securities;

  •
  accrual method taxpayers required to conform the timing of recognition of items of income to an "applicable financial statement" under Section 451(b) of the Code;

  •
  persons holding notes as part of a straddle or integrated transaction for U.S. federal income tax purposes;

  •
  persons whose outstanding notes are being redeemed with the proceeds from this offering;

  •
  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; and

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

        If an investor is a partnership, the U.S. federal income tax treatment of the investor's partners will generally depend on the status of the partners and the activities of the partnership.

        Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of a note that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation, organized in or under the laws of the United States, any state therein or the District of Columbia; or

  •
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of interest

        Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. It is expected, and the discussion herein assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

        A U.S. Holder that uses the cash method of tax accounting and that receives a payment of interest (or receives proceeds from a sale, exchange or other disposition attributable to accrued interest) in euro will be required to include in income the U.S. dollar value of the euro payment (determined based on the spot rate on the date the payment is received), and this U.S. dollar value will be the U.S. Holder's tax basis in the euro received.

        A U.S. Holder that uses the accrual method of tax accounting will be required to include in income the U.S. dollar value of the amount of interest income that accrues with respect to a note during an accrual period. The U.S. dollar value of the accrued income will generally be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder that uses the accrual method of tax accounting may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service (the "IRS"). An accrual method U.S. Holder will generally recognize any foreign currency gain or loss (which will be treated as U.S.-source ordinary income or loss) with respect to accrued interest income on the date the interest payment (or proceeds from a sale, exchange or other disposition attributable to accrued interest) is received. The amount of such foreign currency gain or loss recognized will generally equal the difference between the U.S. dollar value of the euro payment received (determined based on the spot rate on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above). The U.S. Holder's tax basis in the euro received will generally equal its U.S. dollar value based on the spot rate on the date the payment is received. As discussed below under "—Sale, exchange or other taxable disposition of the notes," the amount of foreign currency gain or loss recognized with respect to accrued but unpaid interest upon a taxable disposition of a note may be limited by the total amount of gain or loss realized upon such disposition.

Certain additional payments

        There are circumstances in which we might be required to make additional payments on a note, for instance, as described under "Description of the Notes—Change of Control Repurchase Event" or under "Description of the Notes—Payment of Additional Amounts." We intend to take the position that the possibility of such payments does not result in the notes being treated as nonfunctional currency contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the IRS. If the IRS takes a position contrary to that described above with respect to the notes, a U.S. Holder may be required to accrue interest income based upon a "comparable yield" (as defined in the Treasury Regulations) determined at the time of issuance of the notes (which is not expected to differ significantly from the actual yield on the notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange or other taxable disposition of the notes would be treated as ordinary income rather than as capital gain. Special rules would apply for purposes of determining foreign currency gain or loss in such circumstances. U.S. Holders should consult their tax advisors regarding the tax consequences if the notes were treated as nonfunctional currency contingent payment debt instruments. The discussion herein assumes that the notes will not be treated as nonfunctional currency contingent payment debt instruments.

Sale, exchange or other taxable disposition of the notes

        A U.S. Holder's adjusted tax basis in a note will generally be the U.S. dollar value of the euro amount paid for the note, determined on the date of the purchase. A U.S. Holder who purchases a note with previously owned euro will generally recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the euro and the U.S. dollar value of the note on the date of purchase. If the notes are traded on an established securities market (as determined under applicable Treasury regulations), a cash method taxpayer who buys a note will have an adjusted tax basis in the note equal to the U.S. dollar value of the euro amount paid for the note, determined on the settlement date, and such a taxpayer will recognize ordinary income or loss on any previously owned euro based on such value. An accrual method taxpayer may elect the same treatment for all purchases (and sales, as discussed below) of notes traded on an established securities market. This election by accrual method taxpayers cannot be changed without the consent of the IRS.

        Upon the sale, exchange or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder's adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under "—Payments of interest" above. If a note is sold, exchanged or otherwise disposed of in a taxable transaction for an amount denominated in euro, a U.S. Holder's amount realized generally will equal the U.S. dollar value of the euro received in the sale, exchange or other taxable disposition calculated at the spot rate in effect on the date of the disposition. If the notes are traded on an established securities market (as determined under applicable Treasury regulations), a cash method taxpayer who buys or sells a note is required to translate units of euro paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale, and an accrual method taxpayer may elect the same treatment for all purchases and sales of notes. This election by accrual method taxpayers cannot be changed without the consent of the IRS. Except to the extent of foreign currency gain or loss (as described below), gain or loss recognized on the sale, exchange or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition the note has been held by the U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations under the Code.

        A U.S. Holder may recognize foreign currency gain or loss upon the sale, exchange or other taxable disposition of a note as a result of fluctuations in the euro-U.S. dollar exchange rate. Gain or loss attributable to such fluctuations will equal the difference between (i) the U.S. dollar value of the U.S. Holder's purchase price in euro of the note, determined using the spot rate on the date the note is disposed of, and (ii) the U.S. dollar value of the U.S. Holder's purchase price in euro of the note, determined using the spot rate on the date the U.S. Holder acquired the note (although if the notes are traded on an established securities market (as determined under applicable Treasury regulations), such gain or loss will, in the case of a cash method or electing accrual method taxpayer, be determined based on the spot rates on the settlement dates of such disposition and acquisition). The foreign currency gain or loss (together with any foreign currency gain or loss with respect to accrued but unpaid interest) will be recognized only to the extent of the total gain or loss realized by a U.S. Holder on the sale, exchange or other taxable disposition of the note. Any such gain or loss generally will be U.S.-source ordinary income or loss. If a U.S. Holder recognizes a loss upon a sale, exchange or other taxable disposition of a note and such loss is above certain thresholds (which thresholds are, in the case of individuals and trusts, significantly lower for foreign currency losses than for other loss transactions), the U.S. Holder may be required to file a disclosure statement with the IRS. U.S. Holders should consult their tax advisors regarding this reporting obligation.

        A U.S. Holder will have a tax basis in any euro received on the sale, exchange or other taxable disposition of a note equal to the U.S. dollar value of the euro, determined on the date of receipt of the euro. Any gain or loss realized by a U.S. Holder on a sale or other taxable disposition of euro (including its exchange for U.S. dollars) will generally be treated as U.S.-source ordinary income or loss.

Backup withholding and information reporting

        Information returns are required to be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes, unless the U.S. Holder is an exempt recipient. A U.S. Holder may also be subject to backup withholding, currently at a rate of 24%, on these payments if the U.S. Holder fails to provide its taxpayer identification number to the applicable withholding agent and to comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note that is for U.S. federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  a foreign estate or trust.

        "Non-U.S. Holder" does not include an individual present in the United States for 183 days or more in the taxable year of disposition of a note. Such an individual is urged to consult his or her tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Payments on the notes

        Subject to the discussions below under "—Backup withholding and information reporting" and "—FATCA," payments of principal and interest on the notes to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

  •
  the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

  •
  the Non-U.S. Holder certifies on IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that it is not a United States person (or satisfies certain other applicable documentary evidence requirements to demonstrate its status as a non-United States person).

        If a Non-U.S. Holder does not satisfy the requirements described above, payments of interest on the notes to such Non-U.S. Holder will generally be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides an IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty.

        If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a U.S. Holder (see "—Tax Consequences to U.S. Holders" above), except that the Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including, in the case of a Non-U.S. Holder that is a foreign corporation, the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, exchange or other taxable disposition of the notes

        Subject to the discussions below under "—Backup withholding and information reporting" and "—FATCA," a Non-U.S. Holder of a note will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, or other taxable disposition of such note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder). Amounts received upon a disposition of a note that are attributable to accrued interest will be treated as described above under "—Payments on the notes."

U.S. federal estate tax

        Individual Non-U.S. Holders, and entities the property of which is potentially includible in such individuals' gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note will be treated as U.S. situs property subject to U.S. federal estate tax if interest payments on the note, if received by the decedent at death, would have been:

  •
  subject to U.S. federal withholding tax (even if the Form W-8 certification requirement described above were satisfied, and not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty or withholding under FATCA (as defined below)); or

  •
  effectively connected with the conduct of a trade or business in the United States.

Backup withholding and information reporting

        Information returns are required to be filed with the IRS in connection with interest payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may also be filed with the IRS in connection with the payment of proceeds from a sale or other disposition of the notes, and the Non-U.S. Holder may be subject to backup withholding, currently at a rate of 24%, on payments on the notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

        Provisions contained in the Code commonly referred to as "FATCA" impose a U.S. federal withholding tax of 30% on payments of interest on, and, subject to the discussion below regarding the proposed Treasury Regulations, gross proceeds from the sale or disposition of, the notes to "foreign financial institutions" (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of certain interests in or accounts with those entities) have been satisfied or an exemption applies. Under proposed Treasury Regulations issued in 2018, this withholding tax will not apply to the gross proceeds from the sale or other disposition of the notes. The preamble to these proposed Treasury Regulations indicates that taxpayers may rely on them pending their finalization. An intergovernmental agreement between the United States and an applicable foreign country may modify the general FATCA requirements. If any withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return, which may entail significant administrative burden. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in the notes.

 CERTAIN EUROPEAN UNION TAX CONSIDERATIONS

The Proposed Financial Transactions Tax

        The European Commission has published a proposal (the "Commission's Proposal") for a directive for a common financial transactions tax ("FTT") in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovakia, Slovenia and Spain (the "participating Member States"). However, Estonia has since stated that it will not participate.

        The Commission's Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the notes in certain circumstances. Under the Commission's Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, "established" in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

        The FTT remains subject to negotiation between the participating Member States (excluding Estonia). Based on recent public statements, the participating Member States (excluding Estonia) are considering a proposal that would reduce the scope of the FTT and would only concern certain listed shares. Such proposal remains subject to change until final approval, and it may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate and/or certain of the participating Member States (excluding Estonia, which already withdrew) may decide to withdraw.

        Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING

        Subject to the terms and conditions stated in the underwriting agreement between us, the subsidiary guarantors named therein and ING Bank N.V. and Mizuho International plc, as representatives of the underwriters named below, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the aggregate principal amount of notes set forth opposite such underwriter's name below.

Underwriters	Principal Amount of Sustainability Notes	Principal Amount of 2033 Notes
ING Bank N.V.	€132,000,000	€143,000,000
Mizuho International plc	132,000,000	143,000,000
BNP Paribas	60,000,000	65,000,000
Wells Fargo Securities International Limited	60,000,000	65,000,000
Citigroup Global Markets Limited	21,334,000	23,112,000
Deutsche Bank AG, London Branch	21,334,000	23,111,000
Goldman Sachs & Co. LLC	21,334,000	23,111,000
HSBC Bank plc	21,333,000	23,111,000
J.P. Morgan Securities plc	21,333,000	23,111,000
Merrill Lynch International	21,333,000	23,111,000
Morgan Stanley & Co. International plc	21,333,000	23,111,000
Scotiabank Europe plc	21,333,000	23,111,000
Truist Securities, Inc.	21,333,000	23,111,000
CastleOak Securities, L.P.	12,000,000	13,000,000
Siebert Williams Shank & Co., LLC	12,000,000	13,000,000

Total	€600,000,000	€650,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all notes if they purchase any notes.

        The underwriters propose to offer some of the notes of each series directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the applicable public offering price less a concession not to exceed 0.275% of the aggregate principal amount of the Sustainability Notes or 0.325% of the aggregate principal amount of the 2033 Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.125% of the aggregate principal amount of the Sustainability Notes or 0.225% of the aggregate principal amount of the 2033 Notes. After the initial offering of the notes to the public, the underwriters may change the offering prices, concessions and other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance of the notes and subject to the underwriters' right to reject any order in whole or in part. Certain of the underwriters are not broker-dealers registered with the SEC, and therefore may not make sales of any notes in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S. registered broker-dealers or otherwise in accordance with the applicable U.S. securities laws and regulations.

        The following table shows the underwriting discounts to be received by the underwriters in connection with this offering:

Per Sustainability Note	0.400%
Per 2033 Note	0.550%

        The notes are new issues of securities with no established trading markets. We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We expect listing of the notes on the NYSE to occur within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. We have been advised by certain of the underwriters that they intend to make a market in each series of notes, but the underwriters are not obligated to do so and may discontinue market-making with respect to any series of notes at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

        In connection with the issue of the notes, ING Bank N.V. (the "Stabilizing Manager") (or persons acting on behalf of the Stabilizing Manager) may over-allot notes or effect transactions which stabilize or maintain the market prices of the notes at levels which might not otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules.

        Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time.

        We estimate that our total expenses for this offering, excluding the underwriting discounts, will be approximately €2,190,000.

        We and certain subsidiary guarantors have agreed, jointly and severally, to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market-making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, cash management, investment banking, commercial banking and general financing services for us and our affiliates in the ordinary course of business for which they have received, or may receive, customary fees and expenses. Affiliates of certain of the underwriters are agents and/or lenders under our credit facilities. Certain of the underwriters and/or their affiliates may hold positions in our 3.400% notes due 2022, 0.700% notes due 2022, 2.625% notes due 2022, 1.000% notes due 2023, 2.700% notes due 2023, 4.000% notes due 2024, 3.200% notes due 2025, 3.800% notes due 2025 and 3.300% notes due 2027, and therefore may receive a portion of such proceeds upon such repayment.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. Certain of the underwriters or their affiliates have a lending relationship with us. Certain of those underwriters or their affiliates routinely hedge, and certain other underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

        We expect that delivery of the notes will be made to investors on or about May 4, 2021, which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as "T+10"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day immediately preceding the date of delivery will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day immediately preceding the date of delivery should consult their own advisors.

        An affiliate of Wells Fargo Securities International Limited will be the trustee for the notes offered hereby.

Selling Restrictions

Canada

        The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

        The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area ("EEA"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the "Insurance Distribution

Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the "Prospectus Regulation"). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

        Solely for the purposes of the manufacturer's product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a "distributor") should take into consideration the manufacturers' target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers' target market assessment) and determining appropriate distribution channels.

United Kingdom

        The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom ("UK"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 ("EUWA"); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 ("FSMA") and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the "UK Prospectus Regulation"). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the "UK PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared, and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation.

        This prospectus supplement, the accompanying prospectus and any other material in relation to the notes described herein are being distributed only to, and are directed only at, persons outside the United Kingdom or, if in the United Kingdom, persons who are "qualified investors" (as defined in the UK Prospectus Regulation) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Order"), or (ii) high-net-worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as "Relevant Persons." The notes are only available to, and any investment activity or invitation, offer or agreement to subscribe for, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons. This prospectus supplement, the accompanying prospectus and their contents should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents. The notes are not being offered to the public in the United Kingdom.

        Solely for the purposes of the manufacturer's product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook ("COBS"), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA ("UK MiFIR"); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a "distributor") should take into consideration the manufacturer's target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the "UK MiFIR Product Governance Rules") is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturer's target market assessment) and determining appropriate distribution channels.

Hong Kong

        Each underwriter: (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any note other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the "SFO") and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the "C(WUMP)O") or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made under the SFO.

Japan

        The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended). Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any "resident" of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the "SFA") with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the SFA) (an "Institutional Investor") under Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA) (an "Accredited Investor") or other relevant person (as defined in Section 275(2) of the SFA) (a "Relevant Person"), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a Relevant Person which is: (a) a corporation (which is not an Accredited Investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor or (b) a trust (where the trustee is not an Accredited Investor) whose sole purpose is to hold investments and each beneficiary is an Accredited Investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an Institutional Investor under Section 274 of the SFA or to a Relevant Person, or any person pursuant to Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) (in the case of that trust), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification

        Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA), that the notes are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

 LEGAL MATTERS

        Certain legal matters relating to the notes and the guarantees will be passed upon for us by Mark R. Allen, Executive Vice President, General Counsel and Secretary of FedEx, by Christina R. Conrad, Managing Director—Employment Law and Assistant Secretary of FedEx Freight, Inc., by Tracy B. Brightman, General Counsel, Senior Vice President, Legal & Human Resources of FedEx Office and Print Services, Inc., and by Davis Polk & Wardwell LLP, New York, New York. Mark R. Allen, Christina R. Conrad and Tracy B. Brightman hold shares of our common stock and other equity compensation awards issued under our equity compensation plans. Simpson Thacher & Bartlett LLP, New York, New York, will pass upon certain legal matters relating to the notes and the guarantees for the underwriters.

EXPERTS

        The consolidated financial statements of FedEx appearing in FedEx's Annual Report (Form 10-K) for the fiscal year ended May 31, 2020 (including the schedule appearing therein), and the effectiveness of FedEx's internal control over financial reporting as of May 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon their reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC's website at sec.gov.

        The SEC allows us to incorporate by reference information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is considered a part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC prior to the termination of this offering will automatically update and, where applicable, modify and supersede previous information contained in documents filed earlier with the SEC or contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and all our future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC except as specifically incorporated by reference in the table below) prior to the termination of this offering.

FedEx SEC Filings	Period
Annual Report on Form 10-K	Fiscal year ended May 31, 2020
Quarterly Reports on Form 10-Q	Fiscal quarters ended August 31, 2020, November 30, 2020 and February 28, 2021
Definitive Proxy Statement on Schedule 14A	Filed on August 10, 2020
Current Reports on Form 8-K	Filed on June 19, 2020, August 4, 2020, August 13, 2020, September 22, 2020 and January 19, 2021

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and accompanying prospectus are delivered, upon his or her written or oral request, a copy of any or all of the documents referred to above, which have been or may be incorporated by reference into this prospectus supplement or the accompanying prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request these documents by contacting us in writing, by telephone or email at:

FedEx Corporation
Attention: Investor Relations
942 South Shady Grove Road
Memphis, Tennessee 38120
(901) 818-7200
ir@fedex.com

        You can also access our SEC filings through the Investor Relations section of our website at investors.fedex.com. The information on our website, however, is not incorporated by reference in, and does not form a part of, this prospectus supplement or the accompanying prospectus.

PROSPECTUS

DEBT SECURITIES
COMMON STOCK

        We may offer and sell from time to time, in one or more offerings, any combination of our debt securities or common stock. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of any securities that we offer in supplements to this prospectus. The prospectus supplements also will describe the specific manner in which we will offer these securities and also may supplement, update or amend information contained in this prospectus.

        Unless we inform you otherwise in a prospectus supplement, the debt securities will be guaranteed by Federal Express Corporation, FedEx Ground Package System, Inc., FedEx Freight Corporation, FedEx Freight, Inc., FedEx Corporate Services, Inc., FedEx Office and Print Services, Inc., Federal Express Europe, Inc., Federal Express Holdings S.A., LLC and Federal Express International, Inc. See "Description of Debt Securities and Guarantees—Guarantees."

        Prior to their issuance there will have been no market for the debt securities. Unless we inform you otherwise in a prospectus supplement, we do not intend to apply for the listing of any series of debt securities on a national securities exchange.

        Our common stock is listed on the New York Stock Exchange under the symbol "FDX."

        We may offer and sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

        You should read this prospectus and any prospectus supplement, as well as any information described under the heading "Where You Can Find More Information," carefully before you invest.

        Investing in our debt securities and common stock involves certain risks. See "Risk Factors" on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 29, 2020.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we have filed with the Securities and Exchange Commission, referred to as the SEC in this prospectus. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits thereto can be obtained from the SEC, as indicated under the heading "Where You Can Find More Information."

        This prospectus provides you with only a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described below under the heading "Where You Can Find More Information."

        The prospectus supplement also will contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters, dealers or agents and the net proceeds to us.

        We have not authorized any person to provide you with information other than that contained or incorporated by reference in this prospectus or any prospectus supplement prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or any sales of securities made in connection herewith. In the case of information contained in documents we file with the SEC and incorporate by reference in this prospectus, you should assume that such information is accurate only as of the respective dates of those documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

        References in this prospectus to "we," "us," "our" and "FedEx" are to FedEx Corporation.

FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations, cash flows, plans, objectives, future performance and business. Forward-looking statements include those preceded by, followed by or that include the words "will," "may," "could," "would," "should," "believes," "expects," "anticipates," "plans," "estimates," "targets," "projects," "intends" or similar expressions. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risk factors referred to below under the heading "Risk Factors" and other factors that can be found in FedEx's and its subsidiaries' press releases and FedEx's filings with the SEC. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake or assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information that we file electronically with the SEC at sec.gov, from which interested persons can electronically access the registration statement, of which this prospectus is a part, including the exhibits and schedules thereto.

        The SEC allows us to incorporate by reference information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is considered a part of this prospectus, and later information filed with the SEC will automatically update and, where applicable, modify and supersede previous information contained in documents filed earlier with the SEC or contained or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the documents listed below and all our future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC) prior to the termination of the offering under this prospectus.

FedEx SEC Filings	Period
Annual Report on Form 10-K	Fiscal year ended May 31, 2020
Current Reports on Form 8-K	Filed on June 19, 2020
Description of our common stock contained in the Registration Statement on Form 8-A	Filed on April 14, 2000

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the documents referred to above, which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request these documents by contacting us in writing, by telephone or email at:

FedEx Corporation
Attention: Investor Relations
942 South Shady Grove Road
Memphis, Tennessee 38120
(901) 818-7200
ir@fedex.com

        You can also access our SEC filings through the Investor Relations page of our website at investors.fedex.com. The information on our website, however, is not incorporated by reference in, and does not form a part of, this prospectus or any prospectus supplement.

ABOUT OUR COMPANY

        FedEx provides a broad portfolio of transportation, e-commerce and business services through companies competing collectively, operating independently and managed collaboratively, under the respected FedEx brand. These companies are included in the following reportable business segments:

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  FedEx Express:  Federal Express Corporation ("FedEx Express"), including TNT Express B.V., is the world's largest express transportation company, offering time-definite delivery to more than 220 countries and territories, connecting markets that comprise more than 99% of the world's gross domestic product.

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  FedEx Ground:  FedEx Ground Package System, Inc. ("FedEx Ground") is a leading North American provider of small-package ground delivery services. FedEx Ground provides low-cost, day-certain service to any business address in the U.S. and Canada, as well as residential delivery to 100% of U.S. residences through its FedEx Home Delivery service. FedEx SmartPost is a FedEx Ground service that specializes in the consolidation and delivery of high volumes of low-weight, less time-sensitive business-to-consumer packages.

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  FedEx Freight:  FedEx Freight Corporation ("FedEx Freight") is a leading North American provider of less-than-truckload freight services across all lengths of haul, offering: FedEx Freight Priority, when speed is critical to meet a customer's supply chain needs; and FedEx Freight Economy, when a customer can trade time for cost savings. FedEx Freight also offers freight delivery service to most points in Puerto Rico and the U.S. Virgin Islands.

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  FedEx Services:  FedEx Corporate Services, Inc. ("FedEx Services") provides sales, marketing, information technology, communications, customer service, technical support, billing and collection services, and certain back-office functions that support our other companies.

        The mailing address of our principal executive offices is 942 South Shady Grove Road, Memphis, Tennessee 38120. Our main telephone number is (901) 818-7500.

        The address of our website is fedex.com. The information on our website is not incorporated by reference in, and does not form a part of, this prospectus or any prospectus supplement.

RISK FACTORS

        Investing in our securities involves risks. In connection with any investment in our securities, you should consider carefully (i) the factors identified under the heading "Risk Factors" in "Management's Discussion and Analysis of Results of Operations and Financial Condition" in our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q, (ii) the other information set forth elsewhere in this prospectus and in the documents incorporated by reference into this prospectus and (iii) any risk factors set forth in the applicable prospectus supplement.

USE OF PROCEEDS

        Unless we inform you otherwise in a prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for our general corporate purposes including, but not limited to, capital expenditures, working capital, repayment or reduction of indebtedness and the financing of business acquisitions.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

        The debt securities and guarantees covered by this prospectus will be issued under an indenture dated as of October 23, 2015 between FedEx, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, as amended as of the date hereof (the "indenture").

        The following summary describes the general terms and provisions of the debt securities and guarantees covered by this prospectus. When we offer to sell a particular series of debt securities, we will describe in a prospectus supplement the specific terms of, and the extent, if any, to which the general terms set forth below do not apply to, such debt securities and guarantees. If any information set forth in a prospectus supplement regarding the terms and provisions of a particular series of debt securities and guarantees is inconsistent with the information set forth below, the information in the prospectus supplement will supersede and replace the information in this prospectus.

        Because the following is a summary, it may not contain all the information that may be important to you. For further information, you should read the indenture, which is an exhibit to the registration statement of which this prospectus is a part. A copy of the indenture is also available from us upon request at the contact information specified in "Where You Can Find More Information." This summary is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including definitions of certain terms used in it. In the following summary, we have included references to section numbers of the indenture so that you can easily locate these provisions.

Terms; Form and Denomination

        We may issue debt securities under the indenture from time to time in one or more series, each in an amount we authorize prior to issuance. The indenture does not limit the aggregate amount of debt securities we may issue under the indenture.

        The debt securities will be our general unsecured obligations and will rank equally with all our other unsecured and unsubordinated indebtedness. Unless we inform you otherwise in a prospectus supplement, the debt securities will be guaranteed by FedEx Express, FedEx Ground, FedEx Freight, FedEx Freight, Inc., FedEx Services, FedEx Office and Print Services, Inc., Federal Express Europe, Inc., Federal Express Holdings S.A., LLC and Federal Express International, Inc. (who we refer to throughout this prospectus as the "subsidiary guarantors"). The subsidiary guarantors currently guarantee our obligations under our outstanding unsecured debt securities and revolving credit facilities.

        The indenture does not contain any debt covenants or other provisions that would afford the holders of the debt securities protection in the event we participate in a highly leveraged transaction.

        The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

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  the title of the debt securities;

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  the authorized denominations and aggregate principal amount offered and any limit on future issues of additional debt securities of the same series;

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  whether we will issue the debt securities as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

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  the date or dates on which the principal of and any premium on the debt securities will be payable or the method by which such date or dates will be determined;

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  any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing and the basis for calculating interest, if other than a 360-day year of twelve 30-day months;

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  the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made, if other than the corporate trust office of the trustee;

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  whether the debt securities will be listed on a national securities exchange;

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  any provisions that would determine payments on the debt securities by reference to a formula, index or other method;

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  whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

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  any mandatory or optional sinking fund or analogous provisions;

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  any provisions for optional or mandatory redemption or repurchase;

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  the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

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  any provisions for the defeasance of the debt securities;

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  the currency in which payments of principal of and any premium and interest on the debt securities will be payable, if other than U.S. dollars;

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  any additional events of default or covenants applicable to the series;

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  any restrictions or other provisions relating to the transfer or exchange of the debt securities;

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  any terms for the conversion or exchange of the debt securities for other securities issued by us or any other entity;

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  the terms of the guarantees and the identities of the subsidiary guarantors; and

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  any other terms that are not inconsistent with the indenture.

        Unless we inform you otherwise in a prospectus supplement, all outstanding debt securities will be exchangeable, transfers of debt securities will be registrable, and principal of and any premium and interest on all debt securities will be payable, at the corporate trust office of the trustee; provided that payment of interest may, at our option, be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer to an account maintained by the payee with a bank located in the United States. (Sections 3.01, 3.05, 3.07 and 10.02)

        Unless we inform you otherwise in a prospectus supplement, all debt securities will be issued only in fully registered form without coupons in denominations of $1,000 and any integral multiples of $1,000. (Section 3.02) Neither FedEx nor the trustee will impose any service charge for any transfer or exchange of a debt security; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities. (Section 3.05)

        We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. Those debt securities may bear no interest or may bear interest at a rate that at the time of issuance is below market rates. We will describe any material United States federal income tax considerations and any other special considerations relating to an investment in discount securities in any prospectus supplement relating to such securities.

        If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in a prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Guarantees

        Unless we inform you otherwise in a prospectus supplement, the debt securities will be guaranteed by the subsidiary guarantors. If we sell, transfer or otherwise dispose of all of the capital stock or all or substantially all of the assets of a subsidiary guarantor to any person that is not an affiliate of FedEx, the guarantee of that subsidiary will terminate and holders of debt securities will no longer have a direct claim against such subsidiary under the guarantee. (Section 12.04)

        Each of the subsidiary guarantors will fully and unconditionally guarantee, jointly and severally, the due and punctual payment of principal of and any premium and interest on the debt securities, and the due and punctual payment of any sinking fund payments, when the same shall become due and payable, whether at maturity, by declaration of acceleration, by call for redemption or otherwise. (Section 12.01) The guarantees will be unsecured obligations of the respective subsidiary guarantors and will rank equally with all of their other unsecured and unsubordinated indebtedness. The guarantees will not contain any restrictions on the ability of any subsidiary guarantor to pay dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of that subsidiary guarantor's capital stock or make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities, if any, of that subsidiary guarantor.

        Each subsidiary guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable subsidiary guarantor without rendering the subsidiary guarantee, as it relates to such subsidiary guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws. (Section 12.07)

Merger, Consolidation and Sale of Assets

        The indenture provides that we may not consolidate with or merge into any other person, or convey, transfer or lease our properties and assets as, or substantially as, an entirety to any person, unless:

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  our successor is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

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  our successor shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and any premium and interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform;

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  immediately after giving effect to such transaction, there will not be any defaults under the indenture; and

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  we shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture comply with the indenture. (Section 8.01)

        Upon the sale or disposition (by merger or otherwise) of any subsidiary guarantor by FedEx or any subsidiary of FedEx to any person that is not an affiliate of FedEx, each such subsidiary guarantor will automatically be released from all obligations under its guarantee. (Section 12.04)

        We have agreed that we will not sell or dispose of any subsidiary guarantor whose assets exceed 10% of our consolidated total assets (determined as of the date of our most recent interim or fiscal year-end balance sheet filed with the SEC prior to the date such guarantee is released) (each, a "10% subsidiary guarantor") unless at least 75% of the net proceeds of such sale or disposition will consist of any combination of:

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  cash (including assumption by the acquiror of any indebtedness of FedEx or its subsidiaries) or readily marketable securities;

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  property or assets (other than current assets) of a nature or type similar or related to the nature or type of the property or assets of FedEx and its subsidiaries existing on the date of such sale or disposition; or

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  interests in companies or businesses having property or assets or engaged in businesses similar or related to the nature or type of the property or assets or businesses of FedEx and its subsidiaries on the date of such sale or disposition. (Section 10.07)

Application of Proceeds Upon Release of a 10% Subsidiary Guarantor

        In the event that the net proceeds from the sale or disposition of a 10% subsidiary guarantor consist of cash or readily marketable securities, we will apply, within 12 months of such sale or disposition, an amount equal to 100% of the fair market value, as determined in good faith by our board of directors, of such net proceeds to:

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  repay unsubordinated indebtedness of FedEx or any subsidiary guarantor, in each case owing to a person other than an affiliate of FedEx (such repayment is not required to be made pro rata among all our unsubordinated indebtedness);

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  invest in property or assets (other than current assets) of a nature or type similar or related to the nature or type of the property or assets of FedEx and its subsidiaries existing on the date of such investment; or

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  invest in a company or business having property or assets or engaged in a business similar or related to the nature or type of the property or assets or businesses of FedEx and its subsidiaries on the date of such investment. (Section 10.07)

Modification, Amendment and Waiver

        We and the trustee may modify and amend the indenture with the consent of the holders of a majority in principal amount of each series of debt securities to be affected (voting as a single class). However, no modification or amendment may, without the consent of the holder of each debt security affected thereby:

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  change the stated maturity of the principal of, or any premium or installment of interest on, any debt security;

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  reduce the principal amount of, rate of interest on, or premium payable upon the redemption of, any debt security;

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  change any place of payment where, or the currency in which, any principal of, or interest or premium on, any debt security is payable;

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  impair the right to institute suit for the enforcement of any payment on any debt security on or after the stated maturity, or, in the case of redemption, on or after the redemption date; or

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  reduce the percentage in principal amount of outstanding debt securities the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults. (Section 9.02)

        The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the indenture and its consequences, except a default in the payment of the principal of or any premium or interest on any debt securities or in respect of a covenant or provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security affected. (Section 5.13)

        In addition, we and the trustee can modify and amend the indenture without the consent of any holders in order to, among other things:

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  allow a successor to FedEx or a subsidiary guarantor to assume our or its obligations under the indenture;

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  add additional events of default or additional covenants of FedEx or a subsidiary guarantor for the benefit of the holders of all or any series of debt securities, or to surrender any of our rights or powers;

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  establish the form or terms of any series of debt securities;

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  secure the debt securities of any series;

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  correct any ambiguity, defect or inconsistency under the indenture, or to make other provisions with respect to matters or questions arising under the indenture, provided that such action does not adversely affect the interests of the holders of any debt securities in any material respect;

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  add to, change or eliminate any provision of the indenture applying to one or more series of debt securities, provided that if such action adversely affects in any material respect the interests of holders of any series of debt securities, such addition, change or elimination will become effective with respect to such series only when no such security of that series remains outstanding;

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  add additional subsidiary guarantors of the debt securities;

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  evidence and provide for the appointment of a successor trustee or to add to or change any provisions to the extent necessary to appoint a separate trustee for a specific series of debt securities; or

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  make any other amendment or supplement to the indenture as long as that amendment or supplement does not materially adversely affect the interests of any holders of debt securities. (Section 9.01)

Events of Default

        Unless we inform you otherwise in a prospectus supplement, an event of default with respect to a series of debt securities will occur if:

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  we fail to pay interest when due on any debt security of that series for 30 days;

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  we fail to pay the principal of or any premium on any debt security of that series when due;

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  we fail to perform any covenant in the indenture and this failure continues for 90 days after we receive written notice as provided in the indenture;

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  we fail to deposit any sinking fund payment when and as due by the terms of a debt security of that series;

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  we or a court takes certain actions relating to our bankruptcy, insolvency or reorganization for the benefit of our creditors; or

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  any subsidiary guarantor whose consolidated total assets constitute 60% or more of our consolidated total assets (determined as of the date of our most recent interim or fiscal year-end balance sheet filed with the SEC prior to such determination date) or a court takes certain actions relating to the bankruptcy, insolvency or reorganization of such subsidiary guarantor for the benefit of its creditors. (Section 5.01)

        If an event of default with respect to debt securities of any series occurs and continues, the trustee or the holders of a majority in principal amount of the outstanding debt securities of that series may require us to repay immediately the principal amount of all debt securities of that series. The holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul such acceleration if all events of default with respect to the debt securities of that series, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture. (Section 5.02) For information as to waiver of defaults, see "—Modification, Amendment and Waiver" above.

        Other than its duties in case of a default, the trustee will not be obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer to the trustee reasonable indemnity. (Sections 6.01 and 6.03) If the holders provide this reasonable indemnity, the holders of a majority in principal amount of the outstanding debt securities of such series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to any series of debt securities. (Section 5.12)

        No holder of any debt security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

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  the holder has previously given to the trustee written notice of a continuing event of default;

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  the holders of a majority in principal amount of the outstanding debt securities of that series have made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding as trustee; and

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  the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the request, and the trustee has failed to institute such proceeding within 60 days. (Section 5.07)

        However, the holder of any debt security will have an absolute right to receive payment of the principal of and any premium and interest on the debt security as expressed in the debt security, or, in the case of redemption, on the redemption date, and to institute suit for the enforcement of any payment. (Section 5.08)

        We will be required to furnish to the trustee annually a statement as to the absence of certain defaults under the indenture. (Section 10.05) The trustee may withhold notice to the holders of debt securities of any default, except as to payment of principal of (or premium, if any) or interest with respect to the debt securities, if the trustee considers such withholding to be in the interest of the holders of the debt securities. (Section 6.02)

Discharge and Defeasance

        We may satisfy and discharge obligations with respect to the debt securities of a particular series by either delivering to the trustee for cancellation all outstanding debt securities of that series, or depositing with the trustee, after the outstanding debt securities of that series have become due and payable, or will become due and payable within one year, at maturity or by redemption, sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or redemption date of the debt securities of that series. (Section 4.01)

        In addition, the indenture provides that at our option we may:

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  be discharged from our obligations with respect to the debt securities of a particular series ("defeasance and discharge"), or

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  cease to comply with certain restrictive covenants under the indenture, including those described under "—Merger, Consolidation and Sale of Assets," and certain events of default will no longer apply to us ("covenant defeasance"), if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or redemption date of the debt securities of that series. (Sections 13.01, 13.02 and 13.03) Upon defeasance and discharge, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Such holders may look only to such deposited funds or obligations for payment. (Section 13.02)

        The defeasance and discharge and covenant defeasance described above are effective only if, among other things, we deliver to the trustee an opinion of counsel to the effect that (i) the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as result of such defeasance and discharge or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance and discharge or covenant defeasance had not occurred, and (ii) in the case of defeasance and discharge, the opinion as to tax consequences is based upon an Internal Revenue Service ruling or a change in applicable federal income tax law. (Section 13.04)

Book-Entry Procedures

        Unless we inform you otherwise in a prospectus supplement, each series of debt securities will be issued in the form of one or more fully registered global securities. We will deposit each global security with, or on behalf of, The Depository Trust Company ("DTC") and register such global security in the name of Cede & Co. ("Cede") or another nominee of DTC, unless otherwise provided for in a prospectus supplement. If you wish to own debt securities that are represented by one or more global securities, you can do so only indirectly or "beneficially" through an account with a broker, bank or other financial institution that has an account with DTC (i.e., a DTC participant) or through an account directly with DTC if you are a DTC participant, unless otherwise provided for in a prospectus supplement. No holder of a debt security initially issued as a global security will be entitled to receive a debt security in certificated form, except as set forth below.

        Except as set forth below or as otherwise provided for in a prospectus supplement, a global security may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        DTC has advised us as follows:

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  DTC is

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  a limited-purpose trust company organized under the laws of the State of New York;

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  a "banking organization" within the meaning of the New York banking law;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

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  a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934.

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  DTC was created to hold securities for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, eliminating the need for physical movement of certificates.

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  DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own DTC.

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  Access to DTC's book-entry system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants or indirect participants.

        Except as otherwise provided in this prospectus or a prospectus supplement, purchases of debt securities under DTC's system must be made by or through direct participants, which will receive a credit for those debt securities on DTC's records. The beneficial ownership interest of each actual purchaser of each debt security represented by a global security ("beneficial owner") is in turn to be recorded on the records of the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a global security representing debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in a global security, except in the event that use of the book-entry system for those debt securities is discontinued.

        To facilitate subsequent transfers, all global securities representing debt securities deposited by direct participants with DTC are registered in the name of DTC's nominee, Cede, or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede or such other nominee of DTC do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities representing the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede (nor any other nominee of DTC) will consent or vote with respect to the global securities representing debt securities unless authorized by a direct participant in accordance with DTC's money market instrument procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede's consenting or voting rights to those direct participants to whose accounts book-entry securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

        If applicable, redemption notices will be sent to Cede. If less than all of the debt securities within a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in that issue to be redeemed.

        Redemption proceeds, distributions and dividend payments on the global securities representing the debt securities will be made to Cede, or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detailed information from us or the applicable trustee, on the payment date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the applicable trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the applicable trustee, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

        DTC may discontinue providing its services as depositary with respect to debt securities at any time by giving reasonable notice to us or the applicable trustee. Under those circumstances, in the event that a successor depositary is not obtained, certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. These laws may limit your ability to own, transfer or pledge beneficial interests in a global security.

        As long as DTC's nominee is the registered owner of a global security, such nominee for all purposes will be considered the sole owner or holder of such debt securities under the indenture. Except as provided below, you will not:

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  be entitled to have any debt securities registered in your name;

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  receive or be entitled to receive physical delivery of any debt securities in definitive form; and

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  be considered the owners or holders of the debt securities under the indenture.

        Neither we, the trustee nor any of our respective agents will be responsible or liable for any actions or inactions by DTC, any nominee or any participant relating to any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security, or for maintaining, supervising or reviewing any records related to such beneficial ownership interests.

        We will issue debt securities in definitive form in exchange for global securities if:

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  DTC notifies us that it is unwilling, unable or ineligible to continue as depositary or if at any time DTC, or any successor depositary, ceases to be a "clearing agency" under the Securities Exchange Act of 1934 and, in each case, we have not appointed a successor depositary within 90 days; or

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  we choose in our sole discretion to issue definitive debt securities.

        In either instance, an owner of a beneficial interest in a global security will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. You will not be charged a fee for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. This information has been provided solely as a matter of convenience. The rules and procedures of DTC are solely within its control and could change at any time.

        Neither we nor the trustee nor any agent of ours or of the trustee has any control over DTC or its participants, and none of us takes any responsibility for their activities. You are urged to contact DTC or its participants directly to discuss those matters. In addition, although we expect that DTC will perform the foregoing procedures, it is not under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee nor any agent of ours or of the trustee will have any responsibility for the performance or nonperformance by DTC or its participants of these or any other rules or procedures governing its operations.

Regarding the Trustee

        We may conduct banking and other transactions with Wells Fargo Bank, National Association and its affiliates in the ordinary course of business.

Governing Law

        The indenture is, and the debt securities will be, governed and construed in accordance with the laws of the State of New York.

DESCRIPTION OF COMMON STOCK

        The following summary of the terms of our common stock does not purport to be complete and is qualified by reference to our certificate of incorporation, our bylaws and the Delaware General Corporation Law. For more details, you should read our certificate of incorporation and bylaws as currently in effect. We have filed copies of these documents with the SEC, and they are incorporated by reference herein. See "Where You Can Find More Information."

        The prospectus supplement relating to an offering of our common stock will describe the details of the offering, including the number of shares offered, the initial offering price and updated market price and dividend information.

Authorized Shares of Capital Stock

        Our authorized capital stock consists of 800,000,000 shares of common stock, $0.10 par value per share, and 4,000,000 shares of series preferred stock, without par value. On July 27, 2020, there were outstanding (a) 261,997,423 shares of common stock and (b) stock options to purchase an aggregate of 19,352,414 shares of common stock, of which options to purchase an aggregate of 11,289,672 shares of common stock were exercisable. As of the date of this prospectus, no shares of our preferred stock were issued or outstanding.

Voting Rights

        Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and possess all voting power (except as may, in the future, be provided by Delaware law, our certificate of incorporation or a resolution of our board of directors authorizing a series of our preferred stock). Our common stock does not have cumulative voting rights.

Dividends

        Holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for payment of dividends, subject to the rights of the holders of any outstanding shares of preferred stock. The holders of common stock will share equally, share for share, in such dividends, whether payable in cash, in property or in shares of our stock.

Liquidation Rights

        Subject to any preferential rights of outstanding shares of preferred stock, holders of common stock will share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

        Our common stock has no preemptive, subscription, preferential, conversion or exchange rights.

Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "FDX."

Miscellaneous

        The outstanding shares of our common stock are, and any shares of common stock offered by a prospectus supplement upon issuance and payment therefor will be, fully paid and nonassessable.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., P.O. Box 505000, Louisville, Kentucky 40233-5000.

Certain Anti-Takeover Effects

        General.    Certain provisions of our certificate of incorporation, our bylaws and Delaware law may have the effect of impeding the acquisition of control of us. These provisions are designed to reduce, or have the effect of reducing, our vulnerability to unsolicited takeover attempts.

        Delaware Takeover Statute.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

        Stockholder Action by Written Consent.    Our certificate of incorporation and bylaws require that all stockholder action be taken at a duly called meeting of the stockholders and prohibit taking action by written consent of stockholders.

        Additional Authorized Shares of Capital Stock.    The additional shares of authorized common stock and preferred stock available for issuance under our certificate of incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

PLAN OF DISTRIBUTION

        We may sell our securities in any of the following ways:

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  to or through underwriters;

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  to or through dealers;

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  through agents;

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  directly to purchasers through a specific bidding, ordering or auction process or otherwise;

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  through any combination of these methods of sale; or

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  through any other methods described in a prospectus supplement.

        The prospectus supplement with respect to the securities being offered will set forth the specific plan of distribution and the terms of the offering, including:

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  the names of any underwriters, dealers or agents;

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  the purchase price of the securities and the proceeds we will receive from the sale;

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  any underwriting discounts, selling commissions, agency fees and other items constituting underwriters', dealers' or agents' compensation;

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  any initial public offering price; and

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  any discounts or concessions allowed or re-allowed or paid to dealers or agents.

Underwriters

        Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If we use underwriters for a sale of securities, we will enter into an underwriting agreement with the underwriters at the time of sale of those securities. Unless we inform you otherwise in a prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

        The underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

Dealers

        If we use dealers in a sale, unless we inform you otherwise in a prospectus supplement, we will sell the securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices that they determine at the time of resale.

Agents

        If we use agents in a sale, unless we inform you otherwise in a prospectus supplement, the agents will act on a best-efforts basis to solicit purchases for the period of their appointment.

Compensation

        In connection with the sale of our securities, underwriters or agents may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions.

        Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by us to underwriters or agents in connection with an offering of securities, and any discounts, concessions or commissions allowed or reallowed or paid to dealers, will be set forth in the applicable prospectus supplement.

        Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit realized by them on the resale of the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933.

Direct Sales

        We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional investors or others, who may be deemed to be underwriters within the Securities Act of 1933 with respect to any resales. We will describe the terms of any direct sales in a prospectus supplement.

Delayed Delivery Contracts

        We may authorize underwriters, dealers or agents to solicit offers from institutional investors to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. If we use delayed delivery contracts, they will be subject only to those conditions that we set forth in a prospectus supplement, and the prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        Underwriters, dealers and agents who participate in the distribution of the securities may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933. Underwriters, dealers or agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

        Unless we inform you otherwise in a prospectus supplement, we do not intend to apply for the listing of any debt securities on a national securities exchange. If debt securities are sold to or through underwriters, the underwriters may make a market in such debt securities, as permitted by applicable laws and regulations. No underwriter would be obligated, however, to make a market in the debt securities, and any market-making could be discontinued at any time at the sole discretion of the underwriters. Accordingly, we cannot assure you as to the liquidity of, or trading markets for, any debt securities.

        In order to facilitate an offering of securities, persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the offered securities. Such transactions, if commenced, may be discontinued at any time. If any such activities will occur, they will be described in the applicable prospectus supplement.

        We will estimate our expenses associated with any offering of securities in the relevant prospectus supplement.

LEGAL MATTERS

        Mark R. Allen, our Executive Vice President, General Counsel and Secretary, will issue an opinion concerning the legality of the common stock. As of July 27, 2020, Mr. Allen owned 35,708 shares of FedEx common stock and held options to purchase 123,380 shares of such common stock. Of the options held by Mr. Allen, 59,778 were exercisable at such date.

        Davis Polk & Wardwell LLP will issue an opinion concerning the legality of the debt securities and guarantees.

        Christina R. Conrad, Managing Director—Employment Law and Assistant Secretary of FedEx Freight, Inc., will issue an opinion concerning certain matters relating to FedEx Freight, Inc. As of July 27, 2020, Ms. Conrad owned 300 shares of FedEx common stock and held options to purchase 2,870 shares of such common stock. Of the options held by Ms. Conrad, 1,620 were exercisable at such date.

        Kimble H. Scott, Senior Vice President and General Counsel of FedEx Office, will issue an opinion concerning certain matters relating to FedEx Office. As of July 27, 2020, Mr. Scott owned 2,297 shares of FedEx common stock and held options to purchase 22,730 shares of such common stock. Of the options held by Mr. Scott, 14,914 were exercisable at such date.

        Any underwriters, dealers or agents will be advised by their own legal counsel concerning issues relating to any offering.

EXPERTS

        The consolidated financial statements of FedEx Corporation appearing in FedEx Corporation's Annual Report (Form 10-K) for the fiscal year ended May 31, 2020 (including the schedule appearing therein), and the effectiveness of FedEx Corporation's internal control over financial reporting as of May 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of FedEx Corporation's internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

€1,250,000,000

€600,000,000 0.450% Notes due 2029

€650,000,000 0.950% Notes due 2033

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

ING	Mizuho Securities
BNP PARIBAS	Wells Fargo Securities

Co-Managers

BofA Securities	Citigroup	Deutsche Bank
Goldman Sachs & Co. LLC	HSBC	J.P. Morgan
Morgan Stanley	Scotiabank	Truist Securities

CastleOak Securities, L.P.	Siebert Williams Shank

April 20, 2021